Filed pursuant to Rule 424(b)(3) under
   the Securities Act of 1933, as amended
Registration No. 333-147783

Prospectus Supplement No. 4

PROVECTUS PHARMACEUTICALS, INC.

22,436,231 Shares of Common Stock

This prospectus supplement No. 4 supplements and amends the prospectus dated June 11, 2009, which constitutes a part of the Post Effective Amendment No. 1 to Registration Statement on Form SB-2 (No. 333-147783) as initially filed with the Securities and Exchange Commission on December 3, 2007, as subsequently amended prior to effectiveness on January 7, 2008 and January 28, 2008, and which was supplemented and amended by prospectus supplement No. 1 dated June 29, 2009, prospectus supplement No. 2 dated August 13, 2009, and prospectus supplement No. 3 dated November 17, 2009 referred to herein as the Prospectus.  This prospectus supplement includes our attached Annual Report on Form 10-K for the year ended December 31, 2009 dated and filed with the Securities and Exchange Commission on March 31, 2010.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement is qualified by reference to the Prospectus, as supplemented to date, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

AS YOU REVIEW THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN “RISK FACTORS,” BEGINNING ON PAGE 3 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 5, 2010.

United States
Securities And Exchange Commission
Washington, DC 20549

FORM 10-K

(Mark One)

☒ Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    For the fiscal year ended December 31, 2009;

OR

☐   Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     For the transition period from __________ to _______________

Commission file number: 0-9410

Provectus Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	90-0031917
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee	37931
(Address of Principal Executive Offices)	(Zip Code)

866-594-5999
(Issuer's Telephone Number, Including Area Code)

Securities registered under Section 12(b) of the Exchange Act:  None
(Title of Class)

Securities registered under Section 12(g) of the Exchange Act:
  Common shares, par value $.001 per share
 (Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes  ☐  No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes  ☐   No ☒

Indicate by check mark whether the registrant: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter  period that the  registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒    No  ☐

        Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data file required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
         Yes     ☐     No     ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained  herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.   ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐                                              Accelerate filer   ☐                                           Non-accelerated filer   ☐                                            Smaller reporting company   ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).
 Yes   ☐    No   ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant as of June 30, 2009, was $38.2 million (computed on the basis of $1.03 per share).  The number of shares outstanding of the issuer's stock, $0.001 par value per share, as of March 18, 2010 was 70,215,391.

Documents incorporated by reference in Part III hereof:
Proxy Statement for 2010 Annual Meeting of Stockholders.

Provectus Pharmaceuticals, Inc.
Annual Report on Form 10-K

PART I
Item 1.  Description of Business.

History

Provectus Pharmaceuticals, Inc. is currently a development-stage pharmaceutical Company, formerly known as "Provectus Pharmaceutical, Inc." and "SPM Group, Inc.," was incorporated under Colorado law on May 1, 1978.  SPM Group ceased operations in 1991, and became a development-stage company effective January 1, 1992, with the new corporate purpose of seeking out acquisitions of properties, businesses, or merger candidates, without limitation as to the nature of the business operations or geographic location of the acquisition candidate.

On April 1, 2002, SPM Group changed its name to "Provectus  Pharmaceutical, Inc." and  reincorporated  in  Nevada  in  preparation  for a  transaction  with Provectus Pharmaceuticals,  Inc., a privately-held Tennessee corporation,  which we refer to as "PPI." On April 23, 2002, an Agreement and Plan of Reorganization between Provectus Pharmaceutical and PPI was approved by the written consent of a majority of the outstanding shares of Provectus Pharmaceutical.  As a result, holders  of  6,680,000  shares  of  common  stock  of  Provectus  Pharmaceutical exchanged their shares for all of the issued and  outstanding  shares of PPI. As part of the acquisition, Provectus Pharmaceutical changed its name to "Provectus Pharmaceuticals, Inc." and PPI became a wholly-owned subsidiary of Provectus. For accounting purposes, we treated this transaction as a recapitalization of PPI.

On November 19, 2002, we acquired Valley Pharmaceuticals, Inc., a privately-held Tennessee corporation formerly known as Photogen, Inc., by merging our subsidiary PPI with and into Valley and naming the surviving corporation "Xantech Pharmaceuticals, Inc." Valley had minimal operations and had no revenues prior to the transaction with us.  By acquiring Valley, we acquired our most important intellectual property, including issued U.S. patents and patentable inventions, with which we intend to develop:

•	prescription drugs, medical and other devices (including laser devices) and over-the-counter pharmaceutical products in the fields of dermatology and oncology; and

•	technologies for the preparation of human and animal vaccines, diagnosis of infectious diseases and enhanced production of genetically engineered drugs.

Prior to the acquisition of Valley we were considered to be, and continue to be, in the development stage and have not generated any revenues from the assets we acquired.

On December 5, 2002, we acquired the assets of Pure-ific  L.L.C., a Utah limited liability company, and created a wholly-owned  subsidiary, Pure-ific Corporation, to operate that business. We acquired the product formulations for Pure-ific personal sanitizing sprays, along with the "Pure-ific" trademarks.

Overview

Provectus, and its seven wholly-owned subsidiaries:

• Xantech Pharmaceuticals, Inc.;

• Pure-ific Corporation;

• Provectus Biotech, Inc.;

• Provectus Devicetech, Inc.;

• Provectus Imaging, Inc.;

• IP Tech, Inc.; and

• Provectus Pharmatech, Inc.,

which we refer to as our subsidiaries, develop, license, market and plan to sell products in three sectors of the healthcare industry:

•	Over-the-counter products, which we refer to in this report as “OTC products;”

•	Prescription drugs; and

•	Medical device systems.

Provectus has designated all of its subsidiaries as non-core except for Provectus Pharmatech, Inc., which owns the patented technologies for its prescription drug product candidates for the treatment of cancer and serious skin diseases.  The non-core subsidiaries own patented technologies for a range of other products that are intended to be further developed and licensed.  The potential further development and licensure would likely be facilitated via the Company's selling a majority stake of the underlying assets of each non-core subsidiary.  This transaction would likely be accomplished through a non-core spin-out process which would enable each non-core subsidiary to become a separate publicly held company.  Each new public entity could then raise funds without diluting the ownership of the then current shareholders of the Company.

  We manage Provectus and our subsidiaries on an integrated basis and when we refer to “we” or “us” or “the Company” in this Prospectus, we refer to all eight corporations considered as a single unit. Our principal executive offices are located at 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931, telephone (866) 594-5999.

Through discovery and use of state-of-the-art scientific and medical technologies, the founders of our pharmaceutical business have developed a portfolio of patented, patentable, and proprietary technologies that support multiple products in the prescription drug, medical device and OTC products categories.  These patented technologies are for:

•	treatment of cancer and serious skin diseases,

•	novel therapeutic medical devices,

•	enhancing contrast in medical imaging,

•	improving signal processing during biomedical imaging, and

•	enhancing production of biotechnology products.

Our prescription drug products encompass the areas of dermatology and oncology and involve several types of small molecule-based drugs. Our medical device systems include therapeutic and cosmetic lasers, while our OTC products address markets primarily involving skincare applications. Because our prescription drug candidates and medical device systems are in the early stages of development, they are not yet on the market and there is no assurance that they will advance to the point of commercialization.

Our first commercially available products are directed into the OTC market, as these products pose minimal or no regulatory compliance barriers to market introduction. For example, the active pharmaceutical ingredient (API) in our ethical products is already approved for other medical uses by the FDA and has a long history of safety for use in humans. This use of known APIs for novel uses and in novel formulations minimizes potential adverse concerns from the FDA, since considerable safety data on the API is available (either in the public domain or via licenses or other agreements with third parties holding such information). In similar fashion, our OTC products are based on established APIs and, when possible, utilize formulations (such as aerosol or cream formulations) that have an established precedent (for more information on compliance issues, see “Federal Regulation of Therapeutic Products,” below). In this fashion, we believe that we can diminish the risk of regulatory bars to the introduction of safe, consumer-friendly products and minimize the time required to begin generating revenues from product sales. At the same time, we continue to develop higher-margin prescription pharmaceuticals and medical devices, which have longer development and regulatory approval cycles.

Over-the-Counter Pharmaceuticals

Our OTC products are designed to be safer and more specific than competing products. Our technologies offer practical solutions for a number of intractable maladies, using ingredients that have limited or no side effects compared with existing products. To develop our OTC products, we typically use compounds with potent antibacterial and antifungal activity as building blocks and combine these building blocks with anti-inflammatory and moisture-absorbing agents. Products with these properties can be used for treatment of a large number of skin afflictions, including:

•	hand irritation associated with use of disposable gloves,

•	eczema, and

•	mild to moderate acne.

Where appropriate, we have filed or will file patent applications and will seek other intellectual property protection to protect our unique formulations for relevant applications.

GloveAid

Personnel in many occupations and industries now use disposable gloves daily in the performance of their jobs, including:

•	Airport security personnel;

•	Food handling and preparation personnel;

•	Health care workers such as hospital and blood bank personnel; and

•	Laboratory researchers;

•	Police, fire and emergency response personnel;

•	Postal and package delivery handlers and sorters; and

•	Sanitation workers.

Accompanying the increased use of disposable gloves is a mounting incidence of chronic skin irritation. To address this market, we have developed GloveAid, a hand cream with both antiperspirant and antibacterial properties, to increase the comfort of users’ hands during and after the wearing of disposable gloves. During 2003, we ran a pilot scale run at the manufacturer of GloveAid. The Company now intends to license this product to a third party with experience in the institutional sales market. The Company has been discussing this strategy with interested groups.  Additionally, the Company also intends to sell a majority stake in the underlying assets via a non-core spin-out transaction.

Pure-ific

Our Pure-ific line of products includes two quick-drying sprays, Pure-ific and Pure-ific Kids, that immediately kill up to 99.9% of germs on skin and prevent regrowth for six hours. We have determined the effectiveness of Pure-ific based on our internal testing and testing performed by Paratus Laboratories H.B., an independent research lab. Pure-ific products help prevent the spread of germs and thus complement our other OTC products designed to treat irritated skin or skin conditions such as acne, eczema, dandruff and fungal infections. Our Pure-ific sprays have been designed with convenience in mind and are targeted towards mothers, travelers, and anyone concerned about the spread of sickness-causing germs. During 2003 and 2004, we identified and engaged sales and brokerage forces for Pure-ific. We emphasized getting sales in independent pharmacies and mass (chain stores) markets. The supply chain for Pure-ific was established with the ability to support large-scale sales and a starting inventory was manufactured and stored in a contract warehouse/fulfillment center. In addition, a website for Pure-ific was developed with the ability for supporting online sales of the antibacterial hand spray. During 2005 and 2006, most of our sales were generated from customers accessing our website for Pure-ific and making purchases online. We discontinued our proof-of-concept program in November 2006 and have, therefore, ceased selling our OTC products.  The Company now intends to license the Pure-ific product.  The Company has been discussing this strategy with interested groups.  Additionally, the Company also intends to sell a majority stake in the underlying assets via a non-core spin-out transaction.

Acne

A number of dermatological conditions, including acne and other blemishes result from a superficial infection which triggers an overwhelming immune response. We anticipate developing OTC products similar to the GloveAid line for the treatment of mild to moderate cases of acne and other blemishes. Wherever possible, we intend to formulate these products to minimize or avoid significant regulatory bars that might adversely impact the time to market.

Prescription Drugs

We are developing a number of prescription drugs which we expect will provide minimally invasive treatment of chronic severe skin afflictions such as psoriasis, eczema, and acne; and several life-threatening cancers such as those of the liver, breast and prostate. We believe that our products will be safer and more specific than currently existing products. Use of topical or other direct delivery formulations allows these potent products to be conveniently and effectively delivered only to diseased tissues, thereby enhancing both safety and effectiveness. The ease of use and superior performance of these products may eventually lead to extension into OTC applications currently serviced by less safe, more expensive alternatives. All of these products are in either the pre-clinical or clinical trial stage.

Dermatology

Our most advanced prescription drug candidate for treatment of topical diseases on the skin is PH-10, a topical gel. Rose Bengal, the active ingredient in PH-10, is “photoactive” in that it reacts to light of certain wavelengths thereby increasing its therapeutic effects. PH-10 also concentrates in diseased or damaged tissue but quickly dissipates from healthy tissue. By developing a “photodynamic” treatment regimen (one which combines a photoactive substance with activation by a source emitting a particular wavelength of light) around these two properties of PH-10, we can deliver a higher therapeutic effect at lower dosages of active ingredient, thus minimizing potential side effects including damage to nearby healthy tissues. PH-10 is especially responsive to green light, which is strongly absorbed by the skin and thus only penetrates the body to a depth of about three to five millimeters. For this reason, we have developed PH-10, combined with green-light activation, for topical use in surface applications where serious damage could result if medicinal effects were to occur in deeper tissues.

Psoriasis and Atopic Dermatitis. Psoriasis is a common chronic disorder of the skin characterized by dry scaling patches, called “plaques,” for which current treatments are few and those that are available have potentially serious side effects. There is no known cure for the disease at this time. According to the National Institutes of Health, as many as 7.5 million Americans, or approximately 2.2 percent of the U.S. population, have psoriasis. The National Psoriasis Foundation reports that approximately 125 million people worldwide, 2 to 3 percent of the total population, have psoriasis. It also reports that total direct and indirect health care costs of psoriasis for patients exceed $11 billion annually. Additionally, the National Eczema Association estimates that atopic dermatitis affects more than 30 million Americans.

According to the National Psoriasis Foundation, the majority of psoriasis sufferers, those with mild to moderate cases, are treated with topical steroids that can have unpleasant side effects. None of the other treatments for moderate cases of psoriasis have proven completely effective. The 25-30% of psoriasis patients who suffer from more severe cases generally are treated with more intensive drug therapies or PUVA, a light-based therapy that combines the drug Psoralen with exposure to ultraviolet A light. While PUVA is one of the more effective treatments, it increases a patient’s risk of skin cancer.

We believe that PH-10 activated with green light offers a superior treatment for psoriasis and atopic dermatitis, otherwise know as eczema, because it selectively treats diseased tissue with negligible potential for side effects in healthy tissue; moreover, the therapy has shown promise in comprehensive Phase 1 clinical trials. The objective of a Phase 1 clinical trial is to determine if there are safety concerns with the therapy. In these studies, involving more than 50 test subjects, PH-10 was applied topically to psoriatic plaques and then illuminated with green light. In our first study, a single-dose treatment yielded an average reduction in plaque thickness of 59% after 30 days, with further response noted at the final follow-up examination 90 days later. Further, no pain, significant side effects, or evidence of “rebound” (increased severity of a psoriatic plaque after the initial reduction in thickness) were observed in any treated areas. This degree of positive therapeutic response is comparable to that achieved with potent steroids and other anti-inflammatory agents, but without the serious side effects associated with such agents.

We have continued the required FDA reporting to support the active “Investigational New Drug” application for PH-10’s Phase 2 clinical trials on psoriasis and atopic dermatitis.  We were originally allowed by the FDA to study the use of our drug PH-10 for psoriasis in clinical trials and we have also now been allowed to study the use of our drug PH-10 for atopic dermatitis in a Phase 2 clinical trial. The required reporting includes the publication of results regarding the multiple treatment scenario of the active ingredient in PH-10. The objective of our initial and recently completed Phase 2 studies is to assess the potential for remission of the disease using a regimen of treatments that we are seeking to optimize. Our recent two studies were designed to further clarify the optimal amount of treatments on a daily basis.

Actinic Keratosis. According to Schwartz and Stoll (Fitzpatrick’s Dermatology in General Medicine, 1999), actinic keratosis, or “AK” (also called solar keratosis or senile keratosis), is the most common pre-cancerous skin lesion among fair-skinned people and is estimated to occur in over 50% of elderly fair-skinned persons living in sunny climates. These experts note that nearly half of the approximately five million cases of skin cancer in the U.S. may have begun as AK. The standard treatments for AK (primarily comprising excision, cryotherapy, and ablation with topical 5-fluorouracil) are often painful and frequently yield unacceptable cosmetic outcomes due to scarring. Building on our experience with psoriasis, we are assessing the use of PH-10 with green-light activation as a possible improvement in treatment of early and more advanced stages of AK. We completed an initial Phase 1 clinical trial of the therapy for this indication in 2001. This study, involving 24 subjects, examined the safety profile of a single treatment using topical PH-10 with green light photoactivation and no significant safety concerns were identified. We have decided to prioritize further clinical development of PH-10 for treatment of psoriasis and eczema rather than AK at this time since the market is much larger for psoriasis and eczema.

Severe Acne. According to Berson et al. (Cutis. 72 (2003) 5-13), acne vulgaris affects approximately 17 million individuals in the U.S., causing pain, disfigurement, and social isolation. Moderate to severe forms of the disease have proven responsive to several photodynamic regimens, and we anticipate that PH-10 can be used as an advanced treatment for this disease. Pre-clinical studies show that the active ingredient in PH-10 readily kills bacteria associated with acne. This finding, coupled with our clinical experience in psoriasis and actinic keratosis, suggests that therapy with PH-10 will exhibit no significant side effects and will afford improved performance relative to other therapeutic alternatives. If correct, this would be a major advance over currently available products for severe acne.

As noted above, we are researching multiple uses for PH-10 with green-light activation. Multiple-indication use by a common pool of physicians - dermatologists, in this case - should reduce market resistance to this new therapy.

Oncology

Oncology is another major market where our planned products may afford competitive advantage compared to currently available options. We are developing PV-10, a sterile injectible form of Rose Bengal, for direct injection into tumors. Because PV-10 is retained in diseased or damaged tissue but quickly dissipates from healthy tissue, we believe we can develop therapies that confine treatment to cancerous tissue and reduce collateral impact on healthy tissue. During 2003 and 2004, we worked toward completion of the extensive scientific and medical materials necessary for filing an “Investigational New Drug” (IND) application for PV-10 in anticipation of beginning Phase 1 clinical trials for various solid tumors. This IND was filed and allowed by the FDA in 2004 setting the stage for two Phase 1 clinical trials; namely, treating metastatic melanoma and recurrent breast carcinoma. We started both of these Phase 1 clinical trials in 2005 and completed the initial Phase 1 objectives for both in 2006.  We completed the expanded Phase 1 objectives for the metastatic melanoma study in 2007, and then commenced a Phase 2 study which was significantly completed in 2008 and was fully enrolled in May 2009.  The follow-up for the study will be completed in May 2010. During the first quarter of 2010 we plan to meet with the FDA to discuss the steps needed to both achieve registration of PV-10 for our lead indication (metastatic melanoma) and receive Fast Track status.

Liver Cancer. The current standard of care for liver cancer is ablative therapy (which seeks to reduce a tumor by poisoning, freezing, heating, or irradiating it) using either a localized injection of ethanol (alcohol), cryosurgery, radiofrequency ablation, or ionizing radiation such as X-rays. Where effective, these therapies have many side effects and selecting therapies with fewer side effects tends to reduce overall effectiveness. Combined, ablative therapies have a five-year survival rate of 33% - meaning that only 33% of those liver cancer patients whose cancers are treated using these therapies survive for five years after their initial diagnoses. In pre-clinical studies we have found that direct injection of PV-10 into liver tumors quickly ablates treated tumors, and can trigger an anti-tumor immune response leading to eradication of residual tumor tissue and distant tumors. Because of the natural regenerative properties of the liver and the highly localized nature of the treatment, this approach appears to produce no significant side effects. Based on these encouraging preclinical results, we assessed strategies for initiation of clinical trials of PV-10 for treatment of liver cancer. We commenced a Phase 1 liver cancer trial in October 2009 and expect to complete it in 2010.

Breast Cancer. Breast cancer afflicts over 200,000 U.S. citizens annually, leading to over 40,000 deaths per year. Surgical resection, chemotherapy, radiation therapy, and immunotherapy comprise the standard treatments for the majority of cases, resulting in serious side effects that in many cases are permanent. Moreover, current treatments are relatively ineffective against metastases, which in many cases are the eventual cause of patient mortality. Pre-clinical studies using human breast tumors implanted in mice have shown that direct injection of PV-10 into these tumors ablates the tumors, and, as in the case of liver tumors, may elicit an anti-tumor immune response that eradicates distant metastases. Since fine-needle biopsy is a routine procedure for diagnosis of breast cancer, and since the needle used to conduct the biopsy also could be used to direct an injection of PV-10 into the tumor, localized destruction of suspected tumors through direct injection of PV-10 clearly has the potential of becoming a primary treatment. We are evaluating options for expanding clinical studies of direct injection of PV-10 into breast tumors and have completed the expanded Phase 1 clinical studies of our indication for PV-10 in recurrent breast carcinoma in 2008.

Prostate Cancer. Cancer of the prostate afflicts approximately 190,000 U.S. men annually, leading to about 30,000 deaths a year. As with breast cancer, surgical resection, chemotherapy, radiation therapy, and immunotherapy comprise the standard treatments for the majority of cases, and can result in serious, permanent side effects. We believe that direct injection of PV-10 into prostate tumors may selectively ablate such tumors, and, as in the case of liver and breast tumors, may also elicit an anti-tumor immune response capable of eradicating distant metastases. Since trans-urethral ultrasound, guided fine-needle biopsy and immunotherapy, along with brachytherapy implantation, are becoming routine procedures for diagnosis and treatment of these cancers, we believe that localized destruction of suspected tumors through direct injection of PV-10 can become a primary treatment. We are evaluating options for initiating clinical studies of direct injection of PV-10 into prostate tumors, and expect to formulate final plans based on results from clinical studies of our indications for PV-10 in the treatment of liver and breast cancer, as well as metastatic melanoma.

Metastatic Melanoma. According to the American Cancer Society, in 2008 there were approximately 62,000 new cases of melanoma in the U.S., leading to more than 8,000 deaths. Further, the World Health Organization has projected that 48,000 patients globally died from melanoma in 2008. The incidence of melanoma in Australia is up to five times that of the U.S. There have been no significant advances in the treatment of melanoma for approximately 30 years. We are continuing Phase 2 clinical studies in both Australia and the U.S. of direct injection of PV-10 into melanoma lesions which was significantly completed in 2008 and was fully enrolled in May 2009.  This Phase 2 study was commenced after we completed the expanded Phase 1 clinical studies of our indication for PV-10 in Stage 3 and Stage 4 metastatic melanoma.

Based upon requests from physicians, we initiated two expanded access programs (“compassionate use”) for PV-10 in Australia and the U.S. These are active at five of our Phase 2 study centers. A total of 20 melanoma patients, 8 of whom have crossed over from the Phase 2 study to receive further treatment, have commenced treatment with PV-10 under the program as of December 2009. A majority of these patients are in long-term follow-up for up to two years.

Medical Devices

We have medical device technologies to address two major markets:

•	cosmetic treatments, such as reduction of wrinkles and elimination of spider veins and other cosmetic blemishes; and

•	therapeutic uses, including photoactivation of PH-10 other prescription drugs and non-surgical destruction of certain skin cancers.

We expect to further develop medical devices through partnerships with, or selling our assets to, third-party device manufacturers or, if appropriate opportunities arise, through acquisition of one or more device manufacturers.

Photoactivation. Our clinical tests of PH-10 for dermatology have, up to the present, utilized a number of commercially available lasers for activation of the drug. This approach has several advantages, including the leveraging of an extensive base of installed devices present throughout the pool of potential physician-adopters for PH-10.  Access to such a base could play an integral role in early market capture. However, since the use of such lasers, which were designed for occasional use in other types of dermatological treatment, is potentially too cumbersome and costly for routine treatment of the large population of patients with psoriasis, we have begun investigating potential use of other types of photoactivation hardware, such as light booths. The use of such booths is consistent with current care standards in the dermatology field, and may provide a cost-effective means for addressing the needs of patients and physicians alike. We anticipate that such photoactivation hardware would be developed, manufactured, and supported in conjunction with one or more third-party device manufacturer.

Melanoma. A high priority in our medical devices field is the development of a laser-based product for treatment of melanoma. We have conducted extensive research on ocular melanoma at the Massachusetts Eye and Ear Infirmary (a teaching affiliate of Harvard Medical School) using a new laser treatment that may offer significant advantage over current treatment options. A single quick non-invasive treatment of ocular melanoma tumors in a rabbit model resulted in elimination of over 90% of tumors, and may afford significant advantage over invasive alternatives, such as surgical excision, enucleation, or radiotherapy implantation. Ocular melanoma is rare, with approximately 2,000 new cases annually in the U.S. However, we believe that our extremely successful results could be extrapolated to treatment of primary melanomas of the skin, which have an incidence of over 60,000 new cases annually in the U.S. and a 6% five-year survival rate after metastasis of the tumor. We have performed similar laser treatments on large (averaging approximately 3 millimeters thick) cutaneous melanoma tumors implanted in mice, and have been able to eradicate over 90% of these pigmented skin tumors with a single treatment. Moreover, we have shown that this treatment stimulates an anti-tumor immune response that may lead to improved outcome at both the treatment site and at sites of distant metastasis. From these results, we believe that a device for laser treatment of primary melanomas of the skin and eye is nearly ready for human studies. We anticipate partnering with, or selling our assets to, a medical device manufacturer to bring it to market in reliance on a 510(k) notification. For more information about the 510(k) notification process, see “Federal Regulation of Therapeutic Products” below.

Research and Development

We continue to actively develop projects that are product-directed and are attempting to conserve available capital and achieve full capitalization of our company through equity and convertible debt offerings, generation of product revenues, and other means. All ongoing research and development activities are directed toward maximizing shareholder value and advancing our corporate objectives in conjunction with our OTC product licensure, our current product development and maintaining our intellectual property portfolio.

Research and development costs totaling $4,909,414 for 2009 included payroll of $2,860,116, consulting and contract labor of $1,367,422, lab supplies and pharmaceutical preparations of $281,833, legal of $209,709, insurance of $125,295, rent and utilities of $55,685, and depreciation expense of $9,354.  Research and development costs totaling $4,425,616 for 2008 included payroll of $2,561,845, consulting and contract labor of $1,256,032, lab supplies and pharmaceutical preparations of $116,762, legal of $297,363, insurance of $108,905, rent and utilities of $75,453, and depreciation expense of $9,256.

Production

We have determined that the most efficient use of our capital in further developing our OTC products is to license the products.  The Company has been discussing this strategy with interested groups.  Additionally, the Company also intends to sell a majority stake in the underlying assets via a non-core spin-out transaction.

Sales

Our first commercially available products are directed into the OTC market, as these products pose minimal or no regulatory compliance barriers to market introduction. In this fashion, we believe that we can diminish the risk of regulatory bars to the introduction of products and minimize the time required to begin generating revenues from product sales. At the same time, we continue to develop higher-margin prescription pharmaceuticals and medical devices, which have longer development and regulatory approval cycles.

We have commenced limited sales of Pure-ific, our antibacterial hand spray. We sold small amounts of this product during 2004, 2005 and 2006.  We discontinued our proof-of-concept program in November 2006 and have, therefore, ceased selling our OTC products.  We will continue to seek additional markets for our products through existing distributorships that market and distribute medical products, ethical pharmaceuticals, and OTC products for the professional and consumer marketplaces through licensure, partnership and asset sale arrangements, and through potential merger and acquisition candidates.

In addition to developing and selling products ourselves on a limited basis, we are negotiating actively with a number of potential licensees for several of our intellectual properties, including patents and related technologies. To date, we have not yet entered into any licensing agreements; however, we anticipate consummating one or more such licenses in the future.

Intellectual Property

Patents

We hold a number of U.S. patents covering the technologies we have developed and are continuing to develop for the production of prescription drugs, medical devices and OTC pharmaceuticals.  All patents material to an understanding of the Company are included and a cross reference to a discussion that explains the patent technologies and products is identified for each patent in the following table:

U.S. Patent No	Title and Cross Reference	Issue Date	Expiration Date
5,829,448	Method for improved selectivity in activation of molecular agents; see discussion under Medical Devices in Description of Business	November 3, 1998	October 30, 2016
5,832,931	Method for improved selectivity in photo-activation and detection of diagnostic agents; see discussion under Medical Devices in Description of Business	November 10, 1998	October 30, 2016
5,998,597	Method for improved selectivity in activation of molecular agents; see discussion under Medical Devices in Description of Business	December 7, 1999	October 30, 2016
6,042,603	Method for improved selectivity in photo-activation of molecular agents; see discussion under Medical Devices in Description of Business	March 28, 2000	October 30, 2016
6,331,286	Methods for high energy phototherapeutics; see discussion under Oncology in Description of Business	December 18, 2001	December 21, 2018
6,451,597	Method for enhanced protein stabilization and for production of cell lines useful production of such stabilized proteins; see discussion under Material Transfer Agreement in Description of Business	September 17, 2002	April 6, 2020
6,468,777	Method for enhanced protein stabilization and for production of cell lines useful production of such stabilized proteins; see discussion under Material Transfer Agreement in Description of Business	October 22, 2002	April 6, 2020
6,493,570	Method for improved imaging and photodynamic therapy; see discussion under Oncology in Description of Business	December 10, 2002	December 10, 2019
6,495,360	Method for enhanced protein stabilization for production of cell lines useful production of such stabilized proteins; see discussion under Material Transfer Agreement in Description of Business	December 17, 2002	April 6, 2020

6,519,076	Methods and apparatus for optical imaging; see discussion under Medical Devices in Description of Business	February 11, 2003	October 30, 2016
6,525,862	Methods and apparatus for optical imaging; see discussion under Medical Devices in Description of Business	February 25, 2003	October 30, 2016
6,541,223	Method for enhanced protein stabilization and for production of cell lines useful production of such stabilized proteins; see discussion under Material Transfer Agreement in Description of Business	April 1, 2003	April 6, 2020
6,986,740	Ultrasound contrast using halogenated xanthenes; see discussion under Oncology in Description of Business	January 17, 2006	September 9, 2023
6,991,776	Improved intracorporeal medicaments for high energy phototherapeutic treatment of disease; see discussion under Oncology in Description of Business	January 31, 2006	May 5, 2023
7,036,516	Treatment of pigmented tissues using optical energy; see discussion under Over-the-Counter Pharmaceuticals in Description of Business	May 2, 2006	January 28, 2020
7,201,914	Combination antiperspirant and antimicrobial compositions; see discussion under Material Transfer Agreement in Description of Business	April 10, 2007	May 15, 2024
7,338,652	Diagnostic Agents for Positron Emission Imaging; see discussion under Oncology in Description of Business	March 4, 2008	September 25, 2025
7,346,387	Improved Selectivity in Photo-Activation and Detection of Molecular Diagnostic Agents; see discussion under Medical Devices in Description of Business	March 18, 2008	October 30, 2016
7,353,829	Improved Methods and Apparatus For Multi-Photon Photo-Activation of Therapeutic Agents; see discussion under Medical Devices in Description of Business	April 8, 2008	April 23, 2020
7,384,623	A Radiosensitizer Agent comprising Tetrabromoerythrosin; see discussion under Oncology in Description of Business	June 10, 2008	August 25, 2019
7,390,668	Intracorporeal photodynamic medicaments for photodynamic treatment containing a halogenated xanthene or derivative; see discussion under Dermatology in Description of Business	June 24, 2008	March 6, 2021
7,402,299	Intracorporeal photodynamic medicaments for photodynamic treatment containing a halogenated xanthene or derivative; see discussion under Dermatology in Description of Business	July 22, 2008	October 2, 2025
7,427,389	Diagnostic Agents for Positron Emission Imaging; see discussion under Oncology in Description of Business	September 23, 2008	July 7, 2026
7,648,695	Improved Medicaments for chemotherapeutic treatment of disease; see discussion under Oncology in Description of Business	January 19, 2010	July 6, 2021

We continue to pursue patent applications on numerous other developments we believe to be patentable. We consider our issued patents, our pending patent applications and any patentable inventions which we may develop to be extremely valuable assets of our business.

Trademarks

We own the following trademarks used in this document:  GloveAid(TM) and Pure-ific(TM) (including Pure-ific(TM) and Pure-ific(TM) Kids). We also own the registered trademark PulseView®. Trademark rights are perpetual provided that we continue to keep the mark in use. We consider these marks, and the associated name recognition, to be valuable to our business.

Material Transfer Agreement

We have entered into a “Material Transfer Agreement” dated as of July 31, 2003 with Schering-Plough Animal Health Corporation, which we refer to as “SPAH”, the animal-health subsidiary of Schering-Plough Corporation, a major international pharmaceutical company which is still in effect.  Under the Material Transfer Agreement, we will provide SPAH with access to some of our patented technologies to permit SPAH to evaluate those technologies for use in animal-health applications. If SPAH determines that it can commercialize our technologies, then the Material Transfer Agreement obligates us and SPAH to enter into a license agreement providing for us to license those technologies to SPAH in exchange for progress payments upon the achievement of goals. The Material Transfer Agreement covers four U.S. patents that cover biological material manufacturing technologies (i.e., biotech related). The Material Transfer Agreement continues indefinitely, unless SPAH terminates it by giving us notice or determines that it does not wish to secure from us a license for our technologies. The Material Transfer Agreement can also be terminated by either of us in the event the other party breaches the agreement and does not cure the breach within 30 days of notice from the other party. We cannot assure you that SPAH will determine that it can commercialize our technologies or that the goals required for us to obtain progress payments from SPAH will be achieved.

The Company has received no “progress payments” in relation to its Material Transfer Agreement with SPAH. Progress payments could potentially total $50,000 for the first cell line for which SPAH uses our technology and $25,000 for each use of the same technology thereafter.  We do not know how many cell lines SPAH may have and we currently have no indication from SPAH that it intends to use any of our technologies in the foreseeable future.

Competition

In general, the pharmaceutical industry is intensely competitive, characterized by rapid advances in products and technology. A number of companies have developed and continue to develop products that address the areas we have targeted. Some of these companies are major pharmaceutical companies that are international in scope and very large in size, while others are niche players that may be less familiar but have been successful in one or more areas we are targeting. Existing or future pharmaceutical, device, or other competitors may develop products that accomplish similar functions to our technologies in ways that are less expensive, receive faster regulatory approval, or receive greater market acceptance than our products. Many of our competitors have been in existence for considerably longer than we have, have greater capital resources, broader internal structure for research, development, manufacturing and marketing, and are in many ways further along in their respective product cycles.

At present, our most direct competitors are smaller companies that are exploiting niches similar to ours. In the field of photodynamic therapy, one competitor, QLT, Inc., has received FDA approval for use of its agent Photofrin® for treatment of several niche cancer indications, and has a second product, Visudyne®, approved for treatment of certain forms of macular degeneration. Another competitor in this field, Dusa Pharmaceuticals, Inc. received FDA approval of its photodynamic product Levulan® Kerastik® for treatment of actinic keratosis. We believe that QLT and Dusa, among other competitors, have established a working commercial model in dermatology and oncology, and that we can benefit from this model by offering products that, when compared to our competitors’ products, afford superior safety and performance, greatly reduced side effects, improved ease of use, and lower cost compared to those of our competitors.

While it is possible that eventually we may compete directly with major pharmaceutical companies, we believe it is more likely that we will enter into joint development, marketing, or other licensure arrangements with such competitors. Eventually, we believe that we will be acquired.

We also have a number of market areas in common with traditional skincare cosmetics companies, but in contrast to these companies, our products are based on unique, proprietary formulations and approaches. For example, we are unaware of any products in our targeted OTC skincare markets that are similar to our Pure-ific products. Further, proprietary protection of our products may help limit or prevent market erosion until our patents expire.

Federal Regulation of Therapeutic Products

All of the prescription drugs and medical devices we currently contemplate developing will require approval by the FDA prior to sales within the United States and by comparable foreign agencies prior to sales outside the United States. The FDA and comparable regulatory agencies impose substantial requirements on the manufacturing and marketing of pharmaceutical products and medical devices. These agencies and other entities extensively regulate, among other things, research and development activities and the testing, manufacturing, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our proposed products. While we attempt to minimize and avoid significant regulatory bars when formulating our products, some degree of regulation from these regulatory agencies is unavoidable. Some of the things we do to attempt to minimize and avoid significant regulatory bars include the following:

•	Using chemicals and combinations already allowed by the FDA;

•	Carefully making product performance claims to avoid the need for regulatory approval;

•	Using drugs that have been previously approved by the FDA and that have a long history of safe use;

•	Using chemical compounds with known safety profiles; and

•	In many cases, developing OTC products which face less regulation than prescription pharmaceutical products.

The regulatory process required by the FDA, through which our drug or device products must pass successfully before they may be marketed in the U.S., generally involves the following:

•	Preclinical laboratory and animal testing;

•	Submission of an application that must become effective before clinical trials may begin;

•	Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its intended indication; and

•	FDA approval of the application to market a given product for a given indication.

For pharmaceutical products, preclinical tests include laboratory evaluation of the product, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product. Where appropriate (for example, for human disease indications for which there exist inadequate animal models), we will attempt to obtain preliminary data concerning safety and efficacy of proposed products using carefully designed human pilot studies. We will require sponsored work to be conducted in compliance with pertinent local and international regulatory requirements, including those providing for Institutional Review Board approval, national governing agency approval and patient informed consent, using protocols consistent with ethical principles stated in the Declaration of Helsinki and other internationally recognized standards. We expect any pilot studies to be conducted outside the United States; but if any are conducted in the United States, they will comply with applicable FDA regulations. Data obtained through pilot studies will allow us to make more informed decisions concerning possible expansion into traditional FDA-regulated clinical trials.

If the FDA is satisfied with the results and data from preclinical tests, it will authorize human clinical trials. Human clinical trials typically are conducted in three sequential phases which may overlap. Each of the three phases involves testing and study of specific aspects of the effects of the pharmaceutical on human subjects, including testing for safety, dosage tolerance, side effects, absorption, metabolism, distribution, excretion and clinical efficacy.

Phase 1 clinical trials include the initial introduction of an investigational new drug into humans. These studies are closely monitored and may be conducted in patients, but are usually conducted in healthy volunteer subjects. These studies are designed to determine the metabolic and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. While the FDA can cause us to end clinical trials at any phase due to safety concerns, Phase 1 clinical trials are primarily concerned with safety issues. We also attempt to obtain sufficient information about the drug’s pharmacokinetics and pharmacological effects during Phase 1 clinical trial to permit the design of well-controlled, scientifically valid, Phase 2 studies.

Phase 1 studies also evaluate drug metabolism, structure-activity relationships, and the mechanism of action in humans. These studies also determine which investigational drugs are used as research tools to explore biological phenomena or disease processes. The total number of subjects included in Phase 1 studies varies with the drug, but is generally in the range of twenty to eighty.

Phase 2 clinical trials include the early controlled clinical studies conducted to obtain some preliminary data on the effectiveness of the drug for a particular indication or indications in patients with the disease or condition. This phase of testing also helps determine the common short-term side effects and risks associated with the drug. Phase 2 studies are typically well-controlled, closely monitored, and conducted in a relatively small number of patients, usually involving several hundred people.

Phase 3 studies are expanded controlled and uncontrolled trials. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase 2, and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug. Phase 3 studies also provide an adequate basis for extrapolating the results to the general population and transmitting that information in the physician labeling. Phase 3 studies usually include several hundred to several thousand people.

Applicable medical devices can be cleared for commercial distribution through a notification to the FDA under Section 510(k) of the applicable statute. The 510(k) notification must demonstrate to the FDA that the device is as safe and effective and substantially equivalent to a legally marketed or classified device that is currently in interstate commerce. Such devices may not require detailed testing. Certain high-risk devices that sustain human life, are of substantial importance in preventing impairment of human health, or that present a potential unreasonable risk of illness or injury, are subject to a more comprehensive FDA approval process initiated by filing a premarket approval, also known as a “PMA,” application (for devices) or accelerated approval (for drugs).

We have established a core clinical development team and have been working with outside FDA consultants to assist us in developing product-specific development and approval strategies, preparing the required submittals, guiding us through the regulatory process, and providing input to the design and site selection of human clinical studies. Historically, obtaining FDA approval for photodynamic therapies has been a challenge. Wherever possible, we intend to utilize lasers or other activating systems that have been previously approved by the FDA to mitigate the risk that our therapies will not be approved by the FDA. The FDA has considerable experience with lasers by virtue of having reviewed and acted upon many 510(k) and premarket approval filings submitted to it for various photodynamic and non-photodynamic therapy laser applications, including a large number of cosmetic laser treatment systems used by dermatologists.

The testing and approval process requires substantial time, effort, and financial resources, and we may not obtain FDA approval on a timely basis, if at all. Success in preclinical or early-stage clinical trials does not assure success in later-stage clinical trials. The FDA or the research institution sponsoring the trials may suspend clinical trials or may not permit trials to advance from one phase to another at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Once issued, the FDA may withdraw a product approval if we do not comply with pertinent regulatory requirements and standards or if problems occur after the product reaches the market. If the FDA grants approval of a product, the approval may impose limitations, including limits on the indicated uses for which we may market a product. In addition, the FDA may require additional testing and surveillance programs to monitor the safety and/or effectiveness of approved products that have been commercialized, and the agency has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. Further, later discovery of previously unknown problems with a product may result in restrictions on the product, including its withdrawal from the market.

Marketing our products abroad will require similar regulatory approvals by equivalent national authorities and is subject to similar risks. To expedite development, we may pursue some or all of our initial clinical testing and approval activities outside the United States, and in particular in those nations where our products may have substantial medical and commercial relevance. In some such cases, any resulting products may be brought to the U.S. after substantial offshore experience is gained. Accordingly, we intend to pursue any such development in a manner consistent with U.S. standards so that the resultant development data is maximally applicable for potential FDA approval.

OTC products are subject to regulation by the FDA and similar regulatory agencies but the regulations relating to these products are much less stringent than those relating to prescription drugs and medical devices. The types of OTC products developed and sold by us only require that we follow cosmetic rules relating to labeling and the claims that we make about our product. The process for obtaining approval of prescription drugs with the FDA does not apply to the OTC products which we sell. The FDA can, however, require us to stop selling our product if we fail to comply with the rules applicable to our OTC products.

Employees

We currently employ four persons, all of whom are full-time employees.  We currently engage four consultants.

Personnel

Our executive officers and directors are:

H. Craig Dees, Ph.D., 58, has served as our Chief Executive Officer and as a member of our board of directors since we acquired PPI, a privately held Tennessee corporation on April 23, 2002. Before joining us, from 1997 to 2002 he served as senior member of the management team of Photogen Technologies, Inc., including serving as a member of the board of directors of Photogen from 1997 to 2000. Prior to joining Photogen, Dr. Dees served as a Group Leader at the Oak Ridge National Laboratory and as a senior member of the management teams of LipoGen Inc., a medical diagnostic company which used genetic engineering technologies to manufacture and distribute diagnostic assay kits for auto-immune diseases, and TechAmerica Group Inc., now a part of Boehringer Ingelheim Vetmedica, Inc., the U.S. animal health subsidiary of Boehringer Ingelhem GmbH, an international chemical and pharmaceutical company headquartered in Germany. He earned a Ph.D. in Molecular Virology from the University of Wisconsin–Madison in 1984.

Timothy C. Scott, Ph.D., 52, has served as our President and as a member of our board of directors since we acquired PPI on April 23, 2002. Prior to joining us, Dr. Scott was a senior member of the Photogen management team from 1997 to 2002, including serving as Photogen’s Chief Operating Officer from 1999 to 2002, as a director of Photogen from 1997 to 2000, and as interim CEO for a period in 2000. Before joining Photogen, he served as senior management of Genase LLC, a developer of enzymes for fabric treatment and held senior research and management positions at Oak Ridge National Laboratory. Dr. Scott earned a Ph.D. in Chemical Engineering from the University of Wisconsin–Madison in 1985.

Eric A. Wachter, Ph.D., 47, has served as our Executive Vice President – Pharmaceuticals and as a member of our board of directors since we acquired PPI on April 23, 2002. Prior to joining us, from 1997 to 2002 he was a senior member of the management team of Photogen, including serving as Secretary and a director of Photogen since 1997 and as Vice President and Secretary and a director of Photogen since 1999. Prior to joining Photogen, Dr. Wachter served as a senior research staff member with Oak Ridge National Laboratory. He earned a Ph.D. in Chemistry from the University of Wisconsin–Madison in 1988.

Peter R. Culpepper, 50, was appointed to serve as our Chief Financial Officer in February 2004 and is also our Chief Operating Officer. Previously, Mr. Culpepper served as Chief Financial Officer for Felix Culpepper International, Inc. from 2001 to 2004; was a Registered Representative with AXA Advisors, LLC from 2002 to 2003; has served as Chief Accounting Officer and Corporate Controller for Neptec, Inc. from 2000 to 2001; has served in various Senior Director positions with Metromedia Affiliated Companies from 1998 to 2000; has served in various Senior Director and other financial positions with Paging Network, Inc. from 1993 to 1998; and has served in a variety of financial roles in public accounting and industry from 1982 to 1993. He earned a Masters in Business Administration in Finance from the University of Maryland–College Park in 1992. He earned an AAS in Accounting from the Northern Virginia Community College–Annandale, Virginia in 1985. He earned a B.A. in Philosophy from the College of William and Mary–Williamsburg, Virginia in 1982. He is a licensed Certified Public Accountant in both Tennessee and Maryland.

Stuart Fuchs, 63, has served as a member of our board of directors since January 23, 2003. He is a co-founder and has served as a managing principal of Gryffindor Capital Partners, LLC, a Chicago-based venture capital firm, since January 2000. Before joining Gryffindor, he was a founding stockholder of several biotech companies, including Angiogen LLC (since 1998), which develops combinations of drugs to stimulate in vivo production of factors that inhibit the growth of blood vessels in tumors, and Nace Pharma LLC (since 1996), which develops drugs that employ novel drug delivery technologies. Through Nace Resources Inc., a Delaware corporation providing strategic and financial advice to companies in the technology sector, Mr. Fuchs has formed or participated in groups of investors on behalf of several companies, including Abiant Inc., Celsion Corp. and Photogen.  Before founding Nace Resources Inc., he served for 19 years as an investment banker with Goldman, Sachs & Co., where he co-managed the firm’s public finance activities for the Midwest region. Before joining Goldman, Sachs & Co., Mr. Fuchs was a lawyer in private practice with Barrett Smith Schapiro & Simon in New York. Mr. Fuchs holds an A.B. degree from Harvard College and a J.D. from Harvard Law School and is a member of the Association of the Bar of the City of New York.

Kelly M. McMasters M.D., Ph.D., 49, has served as a member of our board of directors since June 9, 2008. Additionally, Dr. McMasters serves as chairman of our scientific advisory board.   Dr. McMasters received his undergraduate training at Colgate University prior to completing the MD/PhD program at the University of Medicine and Dentistry of New Jersey, Robert Wood Johnson Medical School and Rutgers University.  He then completed the residency program in General Surgery at the University of Louisville, and a fellowship in Surgical Oncology at M.D. Anderson Cancer Center in Houston.  He is currently the Sam and Lolita Weakley Professor of Surgical Oncology at the University of Louisville in Kentucky, a position he has held since 1996.  Since 2005, he has chaired the Department of Surgery at the University of Louisville and also has been Chief of Surgery at University of Louisville Hospital.  Since 2000, he has also been Director of the Multidisciplinary Melanoma Clinic of the James Graham Brown Cancer Center at the University of Louisville.  His is an active member of the surgery staff at the University of Louisville Hospital, Norton Hospital and Jewish Hospital in Louisville. He is on the editorial boards of the Annals of Surgical Oncology, Cancer Therapy and the Journal of Clinical Oncology as well as an ad hoc reviewer for 9 other publications. He holds several honors, chief among them is “Physician of the Year” awarded by the Kentucky Chapter of the American Cancer Society.  He is the author and principal investigator (PI) of the Sunbelt Melanoma Trial, a multi-institutional study involving 3500 patients from 79 institutions across North America and one of the largest prospective melanoma studies ever performed.  He has been a PI, Co-PI or local PI in over thirty clinical trials ranging from Phase 1 to Phase 3.  For the past 12 years he has also directed a basic and translational science laboratory studying adenovirus-mediated cancer gene therapy funded by the American Cancer Society and the National Institutes of Health (NIH).

Item 1A.  Risk Factors.

Our business is subject to various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus. Any of these risks could materially adversely affect our business, operating results, and financial condition:

Our technologies are in early stages of development.

We generated minimal initial revenues from sales and operations in 2006 and 2005, and we do not expect to generate revenues to enable us to be profitable for several calendar quarters unless we sell and/or license our technologies.  We discontinued our proof-of-concept program in November 2006 and have, therefore, ceased selling our OTC products.  To complete our current planned studies in clinical development, we expect to spend approximately $123,000 in 2010.   We estimate that our existing capital resources will be sufficient to fund our current operations.  We may need to raise additional funds in 2012 in order to fully implement our integrated business plan, including potential commercialization of PV-10 to treat metastatic melanoma and execution of any potential next phases in clinical development of our pharmaceutical products unless we plan to license and/or co-develop the further development of our drug product candidates with industry partners.

Ultimately, we must achieve profitable operations if we are to be a viable entity, unless we are acquired by another company. We intend to proceed as rapidly as possible with the asset sale and licensure of OTC products that can be sold with a minimum of regulatory compliance and with the development of revenue sources through licensing of our existing intellectual property portfolio. We cannot assure you that we will be able to raise sufficient capital to sustain operations in 2012 and beyond before we can commence revenue generation or that we will be able to achieve or maintain a level of profitability sufficient to meet our operating expenses.

We may need additional capital to conduct our operations and commercialize and/or further develop our products in 2012 and beyond, and our ability to obtain the necessary funding is uncertain.

We estimate that our existing capital resources will be sufficient to fund our current and planned operations until 2012; however, we may need additional capital in 2012 and beyond if we commercialize PV-10 to treat metastatic melanoma. We have based this estimate on assumptions that may prove to be wrong, and we cannot assure that estimates and assumptions will remain unchanged. For example, we are currently assuming that we will continue to operate without any significant staff or other resources expansion. We intend to acquire additional funding through public or private equity financings or other financing sources that may be available. Additional financing may not be available on acceptable terms, or at all. As discussed in more detail below, additional equity financing could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through licensing or other arrangements, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of, or eliminate one or more of our programs, any of which could have a material adverse effect on our business and may impair the value of our patents and other intangible assets.

Existing stockholders may face dilution from our financing efforts.

We may raise additional capital from external sources to execute our business plan in 2012 and beyond. We plan to issue debt securities, capital stock, or a combination of these securities, if necessary. We may not be able to sell these securities, particularly under current market conditions. Even if we are successful in finding buyers for our securities, the buyers could demand high interest rates or require us to agree to onerous operating covenants, which could in turn harm our ability to operate our business by reducing our cash flow and restricting our operating activities. If we were to sell our capital stock, we might be forced to sell shares at a depressed market price, which could result in substantial dilution to our existing shareholders. In addition, any shares of capital stock we may issue may have rights, privileges, and preferences superior to those of our common shareholders.  We may also raise additional capital at any time if we believe appropriate to take advantage of market conditions and/or to pursue strategic investors.

The prescription drug and medical device products in our internal pipeline are at an early stage of development, and they may fail in subsequent development or commercialization.

We are continuing to pursue clinical development of our most advanced pharmaceutical drug products, PH-10 and PV-10, for use as treatments for specific conditions. These products and other pharmaceutical drug and medical device products that we are currently developing will require significant additional research, formulation and manufacture development, and pre-clinical and extensive clinical testing prior to regulatory licensure and commercialization. Pre-clinical and clinical studies of our pharmaceutical drug and medical device products under development may not demonstrate the safety and efficacy necessary to obtain regulatory approvals. Pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in earlier trials. Pharmaceutical drug and medical device products that appear to be promising at early stages of development may not reach the market or be marketed successfully for a number of reasons, including the following:

•	a product may be found to be ineffective or have harmful side effects during subsequent pre-clinical testing or clinical trials,

•	a product may fail to receive necessary regulatory clearance,

•	a product may be too difficult to manufacture on a large scale,

•	a product may be too expensive to manufacture or market,

•	a product may not achieve broad market acceptance,

•	others may hold proprietary rights that will prevent a product from being marketed, or

•	others may market equivalent or superior products.

We do not expect any pharmaceutical drug products that we are developing to be commercially available for several years, if at all. Our research and product development efforts may not be successfully completed and may not result in any successfully commercialized products. Further, after commercial introduction of a new product, discovery of problems through adverse event reporting could result in restrictions on the product, including withdrawal from the market and, in certain cases, civil or criminal penalties.

Our OTC products are at an early stage of introduction, and we cannot be sure that they will be sold through a combination of asset sale and licensure in the marketplace.

We have previously focused on marketing Pure-ific, one of our OTC products, on a limited basis to establish proof of concept, which we believe we have accomplished. We have recognized minimal revenue from this product, as the sales of this product have not been material.  We discontinued our proof-of-concept program in November 2006 and have, therefore, ceased selling our OTC products.  In order for this product, and our other OTC products, to become commercially successful, the Company now intends to license the products.  The Company has been discussing this strategy with interested groups.  Additionally, the Company also intends to sell a majority stake in the underlying assets via a non-core spin-out transaction.

Competition in the prescription drug, medical device and OTC pharmaceuticals markets is intense, and we may be unable to succeed if our competitors have more funding or better marketing.

The pharmaceutical and biotechnology industries are intensely competitive. Other pharmaceutical and biotechnology companies and research organizations currently engage in or have in the past engaged in research efforts related to treatment of dermatological conditions or cancers of the skin, liver and breast, which could lead to the development of products or therapies that could compete directly with the prescription drug, medical device and OTC products that we are seeking to develop and market.

Many companies are also developing alternative therapies to treat cancer and dermatological conditions and, in this regard, are our competitors. Many of the pharmaceutical companies developing and marketing these competing products have significantly greater financial resources and expertise than we do in:

•	research and development,

•	manufacturing,

•	preclinical and clinical testing,

•	obtaining regulatory approvals, and

•	marketing.

Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies, and other public and private research organizations may also conduct research, seek patent protection, and establish collaborative arrangements for research, clinical development, and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs.

In addition to the above factors, we expect to face competition in the following areas:

•	product efficacy and safety;

•	the timing and scope of regulatory consents;

•	availability of resources;

•	reimbursement coverage;

•	price; and

•	patent position, including potentially dominant patent positions of others.

As a result of the foregoing, our competitors may develop more effective or more affordable products or achieve earlier product commercialization than we do.

Product Competition.  Additionally, since our formerly marketed products are generally established and commonly sold, they were subject to competition from products with similar qualities when we marketed them.

Our OTC product Pure-ific, when we sold it in the proof-of-concept stage, competed in the market with other hand sanitizing products, including in particular, the following hand sanitizers:

•	Purell (owned by Johnson & Johnson),

•	Avagard D (manufactured by 3M), and

•	a large number of generic and private-label equivalents to these market leaders.

Our OTC product GloveAid represents a new product category that has no direct competitors; however, other types of products, such as AloeTouch® disposable gloves (manufactured by Medline Industries) target the same market niche.

Since our prescription products PV-10 and PH-10 have not yet been approved by the United Stated Food and Drug Administration, which we refer to as the “FDA,” or introduced to the marketplace, we cannot estimate what competition these products might face when they are finally introduced, if at all. We cannot assure you that these products will not face significant competition for other prescription drugs and generic equivalents.

If we are unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property our business could be harmed.

We may not be successful in securing or maintaining proprietary patent protection for our products and technologies we develop or license. In addition, our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property protection, which could reduce our anticipated sales. While some of our products have proprietary patent protection, a challenge to these patents can be subject to expensive litigation. Litigation concerning patents, other forms of intellectual property, and proprietary technology is becoming more widespread and can be protracted and expensive and can distract management and other personnel from performing their duties.

We also rely upon trade secrets, unpatented proprietary know-how, and continuing technological innovation to develop a competitive position. We cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets and technology, or that we can adequately protect our trade secrets and technology.

If we are unable to secure or enforce patent rights, trademarks, trade secrets, or other intellectual property, our business, financial condition, results of operations and cash flows could be materially adversely affected. If we infringe on the intellectual property of others, our business could be harmed.

We could be sued for infringing patents or other intellectual property that purportedly cover products and/or methods of using such products held by persons other than us. Litigation arising from an alleged infringement could result in removal from the market, or a substantial delay in, or prevention of, the introduction of our products, any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

If we do not update and enhance our technologies, they will become obsolete.

The pharmaceutical market is characterized by rapid technological change, and our future success will depend on our ability to conduct successful research in our fields of expertise, to discover new technologies as a result of that research, to develop products based on our technologies, and to commercialize those products. While we believe that our current technology is adequate for our present needs, if we fail to stay at the forefront of technological development, we will be unable to compete effectively. Our competitors are using substantial resources to develop new pharmaceutical technologies and to commercialize products based on those technologies. Accordingly, our technologies may be rendered obsolete by advances in existing technologies or the development of different technologies by one or more of our current or future competitors.

If we lose any of our key personnel, we may be unable to successfully execute our business plan.

Our business is presently managed by four key employees:

•	H. Craig Dees, Ph.D., our Chief Executive Officer;

•	Timothy C. Scott, Ph.D., our President;

•	Eric A. Wachter, Ph.D. our Executive Vice President - Pharmaceuticals; and

•	Peter R. Culpepper, CPA, our Chief Financial Officer and Chief Operating Officer.

In addition to their responsibilities for management of our overall business strategy, Drs. Dees, Scott and Wachter are our chief researchers in the fields in which we are developing and planning to develop prescription drugs, medical devices and OTC products. The loss of any of these key employees could have a material adverse effect on our operations, and our ability to execute our business plan might be negatively impacted. Any of these key employees may leave their employment with us if they choose to do so, and we cannot assure you that we would be able to hire similarly qualified employees if any of our key employees should choose to leave.

Because we have only four employees in total, our management may be unable to successfully manage our business.

In order to successfully execute our business plan, our management must succeed in all of the following critical areas:

•	Researching diseases and possible therapies in the areas of dermatology and skin care, oncology, and biotechnology;

•	Developing prescription drug, medical device, and OTC products based on our research;

•	Marketing and selling developed products;

•	Obtaining additional capital to finance research, development, production, and marketing of our products; and

•	Managing our business as it grows.

As discussed above, we currently have only four employees, all of whom are full-time employees. The greatest burden of succeeding in the above areas, therefore, falls on Drs. Dees, Scott, Wachter, and Mr. Culpepper. Focusing on any one of these areas may divert their attention from our other areas of concern and could affect our ability to manage other aspects of our business. We cannot assure you that our management will be able to succeed in all of these areas or, even if we do so succeed, that our business will be successful as a result. We anticipate adding an additional regulatory affairs officer on a consulting basis within several months. While we have not historically had difficulty in attracting employees, our small size and limited operating history may make it difficult for us to attract and retain employees in the future, which could further divert management’s attention from the operation of our business.

Our common stock price can be volatile because of several factors, including a limited public float, which has increased significantly from 2005 to 2009.

During the year ended December 31, 2009, the sale price of our common stock fluctuated from $0.84 to $1.28 per share. We believe that our common stock is subject to wide price fluctuations because of several factors, including:

•	absence of meaningful earnings and ongoing need for external financing;

•	a relatively thin trading market for our common stock, which causes trades of small blocks of stock to have a significant impact on our stock price;

•	general volatility of the stock market and the market prices of other publicly-traded companies; and

•	investor sentiment regarding equity markets generally, including public perception of corporate ethics and governance and the accuracy and transparency of financial reporting.

Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock trades on the OTC Bulletin Board, as well as the issuance of warrants or convertible debt that require exercise or conversion prices that are calculated in the future at a discount to the then market price of our common stock. The current economic downturn has made the financings available to development-stage companies like us more dilutive in nature than they would otherwise be.

Any agreement to sell, or convert debt or equity securities into, common stock at a future date and at a price based on the then current market price will provide an incentive to the investor or third parties to sell the common stock short to decrease the price and increase the number of shares they may receive in a future purchase, whether directly from us or in the market.

Financings that may be available to us frequently involve high selling costs.

Because of our limited operating history, low market capitalization, thin trading volume and other factors, we have historically had to pay high costs to obtain financing and expect to continue to be required to pay high costs for any future financings in which we may participate. For example, our past sales of shares and our sale of the debentures have involved the payment of finder’s fees or placement agent’s fees. These types of fees are typically higher for small companies like us. Payment of fees of this type reduces the amount of cash that we receive from a financing transaction and makes it more difficult for us to obtain the amount of financing that we need to maintain and expand our operations.

It is our general policy to retain any earnings for use in our operation.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, for use in our business and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Our stock price is below $5.00 per share and is treated as a “penny stock”, which places restrictions on broker-dealers recommending the stock for purchase.

Our common stock is defined as “penny stock” under the Exchange Act and its rules. The SEC has adopted regulations that define “penny stock” to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:

•	broker-dealers must deliver, prior to the transaction a disclosure schedule prepared by the SEC relating to the penny stock market;

•	broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative;

•	broker-dealers must disclose current quotations for the securities;

•	if a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market; and

•
a broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customer’s account and information on the limited market in penny stocks.

Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale. If our common stock remains subject to these penny stock rules these disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result, fewer broker-dealers may be willing to make a market in our stock, which could affect a shareholder’s ability to sell their shares.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following any prospective offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable.  The current economic downturn has made the financings available to development-stage companies like us more dilutive in nature than they would otherwise be.

Item 2. Properties.

We currently lease approximately 6,000 square feet of space outside of Knoxville, Tennessee for our corporate office and operations. Our monthly rental charge for these offices is approximately $4,500 per month, and the lease is renewed on an annual basis. We believe that these offices generally are adequate for our needs currently and in the immediate future.

Item 3. Legal Proceedings.

From time to time, we are party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business.  At present, we are not involved in any legal proceedings nor are we party to any pending claims that we believe could reasonably be expected to have a material adverse effect on our business, financial condition, or results of operations.

Part II

Item 4.  Market for Common Equity and Related Stockholder Matters.

Market Information and Holders

Quotations for our common stock are reported on the OTC Bulletin Board under the symbol “PVCT." The following table sets forth the range of high and low bid information for the periods indicated since January 1, 2008:

2008	High	Low
First Quarter (January 1 to March 31)	1.59	1.00
Second Quarter (April 1 to June 30)	1.30	0.90
Third Quarter (July 1 to September 30)	1.64	0.74
Fourth Quarter (October 1 to December 31)	1.56	0.82

2009
First Quarter (January 1 to March 31)	1.03	0.86
Second Quarter (April 1 to June 30)	1.28	0.93
Third Quarter (July 1 to September 30)	1.11	0.88
Fourth Quarter (October 1 to December 31)	1.07	0.84

The closing price for our common stock on March 18, 2010 was $1.31.  High and low quotation information was obtained from data provided by Yahoo!  Inc.  Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions.

As of March 18, 2010, we had 1,853 shareholders of record of our common stock in physical certificate form.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock.  We currently  plan to retain  future  earnings,  if any,  to finance the growth and development of our business and do not  anticipate  paying any cash dividends in the  foreseeable  future.  We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so. Any future determination to pay cash dividends will be at the discretion of our board of directors.

Recent Sales of Unregistered Securities

In May and June 2009 the Company completed a private placement transaction with accredited investors pursuant to which the Company sold a total of 1,750,000 shares of common stock at a purchase price of $0.90 per share, for an aggregate purchase price of $1,575,000.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 875,000 shares of common stock at an exercise price of $1.00 per share. The Company paid $227,250 and issued 175,000 shares of common stock at a fair market value of $197,750 to Maxim Group, LLC as a placement agent for this transaction.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes.

During the three months ended June 30, 2009, the Company completed a private placement transaction with accredited investors pursuant to which the Company sold a total of 2,868,994 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $2,151,749.  186,667 of the 2,868,994 common shares sold were committed to be issued but not outstanding at June 30, 2009 and which were issued in July 2009.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 1,434,510 shares of common stock at an exercise price of $1.50 per share. The Company paid $255,323, has accrued $24,404 to be paid as of June 30, 2009, which was paid in July 2009, and was committed to issue 286,900 shares of common stock at June 30, 2009 at a fair market value of $295,507 to Network 1 Financial Securities, Inc. as placement agent for this transaction, which were issued in August 2009.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes.

In July 2009 the Company completed a private placement transaction with accredited investors pursuant to which the Company sold a total of 1,040,570 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $780,427.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 520,120 shares of common stock at an exercise price of $1.50 per share.  The Company paid $101,485 and issued 100,016 shares of common stock in August 2009 at a fair market value of $95,015 to Network 1 Financial Securities, Inc. as placement agent for this transaction.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes.

In July and September 2009 the Company completed a private placement transaction with a total of two accredited investors pursuant to which the Company sold a total of 309,000 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $231,750.  The proceeds received are for general corporate purposes.

In September 2009 the Company completed a private placement transaction with accredited investors pursuant to which the Company sold a total of 1,696,733 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $1,272,550.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 848,366 shares of common stock at an exercise price of $1.00 per share. The Company paid $180,432 and was committed to issue 169,673 shares of common stock at a fair market value of $169,673 to Maxim Group, LLC as a placement agent for this transaction which were issued in November 2009.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes.

During the three months ended December 31, 2009, the Company completed a private placement transaction with accredited investors pursuant to which the Company sold a total of 1,486,367 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $1,114,775.  266,600 of the 1,486,367 common shares sold are committed to be issued but not outstanding at December 31, 2009 and which were issued in January 2010.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 743,185 shares of common stock at an exercise price of $0.95 per share. The Company paid $118,926, has accrued $25,994 to be paid as of December 31, 2009, which was paid in January 2010, and is committed to issue 148,637 shares of common stock at December 31, 2009 at a fair market value of $132,287 to Network 1 Financial Securities, Inc. as placement agent for this transaction.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes.

In December 2009 the Company completed a private placement transaction with an accredited investor pursuant to which the Company sold a total of 500,000 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $375,000.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 250,000 shares of common stock at an exercise price of $1.00 per share. The Company paid $48,750 and is committed to issue 50,000 shares of common stock at a fair market value of $45,000 to Maxim Group, LLC as a placement agent for this transaction at December 31, 2009, which were issued in January 2010.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes.

Item 6.  Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion is intended to assist in the understanding and assessment of significant changes and trends related to our results of operations and our financial condition together with our consolidated subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Historical results and percentage relationships set forth in the statement of operations, including trends which might appear, are not necessarily indicative of future operations.

Critical Accounting Policies

Long-Lived Assets

We review the carrying values of our long-lived assets for possible impairment whenever an event or change in circumstances indicates that the carrying amount of the assets may not be recoverable.  Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell.  Management has determined there to be no impairment.

Patent Costs

Internal patent costs are expensed in the period incurred. Patents purchased are capitalized and amortized over their remaining lives, which range from 7-12 years.  Annual amortization of the patents is expected to be approximately $671,000 for the next five years.

Stock-Based Compensation

The compensation cost relating to share-based payment transactions is measured based on the fair value of the equity or liability instruments issued and is expensed on a straight-line basis. For purposes of estimating the fair value of each stock option, on the date of grant, we utilized the Black-Scholes option-pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected volatility factor of the market price of the company’s common stock (as determined by reviewing its historical public market closing prices). Because our employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Warrants to non-employees are generally vested and nonforfeitable upon the date of the grant.  Accordingly fair value is determined on the grant date.

Research and Development

Research and development costs are charged to expense when incurred. An allocation of payroll expenses to research and development is made based on a percentage estimate of time spent. The research and development costs include the following: consulting - IT, depreciation, lab equipment repair, lab supplies and pharmaceutical preparations, insurance, legal - patents, office supplies, payroll expenses, rental - building, repairs, software, taxes and fees, and utilities.

Contractual Obligations - Leases

We lease office and laboratory space in Knoxville, Tennessee, on an annual basis, renewable for one year at our option. We are committed to pay a total of $27,000 in lease payments through June 2010, which is the remainder of our current lease term at December 31, 2009.

Capital Structure

Our ability to continue as a going concern is reasonably assured due to our financing completed during 2009 and thus far in 2010, and warrants exercised in 2009 and thus far in 2010. Given our current rate of expenditures, we do not need to raise additional capital unless we commercialize PV-10 on our own to treat metastatic melanoma.  Additionally, our existing funds are sufficient to meet minimal necessary expenses until 2012.

We have implemented our integrated business plan, including execution of the current and next phases in clinical development of our pharmaceutical products and continued execution of research programs for new research initiatives.

We intend to proceed as rapidly as possible with a licensure of our dermatology drug product candidate (PH-10) on the basis of our Phase 2 atopic dermatitis and psoriasis results, which are in process of being completed.  We intend to also proceed as rapidly as possible with a majority stake asset sale and subsequent licensure of our OTC products that can be sold with a minimum of regulatory compliance and with the further development of revenue sources through a majority stake asset sale and subsequent licensing of our existing medical device, imaging, and biotech intellectual property portfolio. Although we believe that there is a reasonable basis for our expectation that we will become profitable due to both the licensure of PH-10 and the asset sale of a majority stake via a spin-out transaction of the wholly-owned subsidiaries that contain the non-core assets and subsequent licensure of our non-core products, we cannot assure you that we will be able to achieve, or maintain, a level of profitability sufficient to meet our operating expenses.

Our current plans include continuing to operate with our four employees during the immediate future, but we have added two additional consultants to the two we already had, and anticipate adding two more consultants in the next 12 months. Our current plans also include minimal purchases of new property, plant and equipment, and increased research and development for additional clinical trials.

Plan of Operation

With the reorganization of Provectus and PPI and the acquisition and integration into the Company of Valley and Pure-ific, we believe we have obtained a unique combination of core intellectual properties and OTC and other non-core products. This combination represents the foundation for an operating company that we believe will provide both profitability and long-term growth.  In 2009 and thus far in 2010, we continued to carefully control expenditures in preparation for both the licensure of PH-10 and the asset sale and licensure or spin out of our OTC products, medical device, imaging, and biotech technologies, and we will issue equity only when it makes sense and primarily for purposes of attracting strategic investors.  In the longer term, we expect to continue the process of developing, testing and obtaining the approval of the U. S. Food and Drug Administration (FDA) for prescription drugs in particular.

We have continued to make significant progress with the major research and development projects, most of which have been nearly completed. The Phase 2 trial in metastatic melanoma has been significantly completed which has cost approximately $3,018,000 through December 31, 2009 and is not expected to incur additional cost.  Additionally, we planned $675,000 of expenditures in 2007 and 2008 to substantially advance our work with other oncology indications which included the third group of our expanded Phase 1 breast carcinoma clinical trial.  The third group of our expanded Phase 1 breast carcinoma clinical trial was completed in September 2008.  Our Phase 2 psoriasis trial commenced in November 2007 and was completed in December 2009.  The study was expected to cost approximately $1,725,000, of which approximately $1,678,000 has been expended which closes out the study.  Our Phase 2 atopic dermatitis trial commenced in May 2008 and was completed in October 2009.  The cost is included in the psoriasis trial budget and actual figures.  Our Phase 1 liver cancer trial commenced in October 2009 and is expected to cost approximately $629,000, of which approximately $506,000 has been expended thus far.

We anticipate expending $123,000 during the remainder of 2010 for direct clinical trial expense which includes the remaining expenditures for all projects currently planned unless we determine a Phase 3 trial in metastatic melanoma is appropriate.  If a Phase 3 trial is not necessary per guidance from the FDA, we will determine if any additional clinical trial expense is beneficial to further developing our core technologies while we seek to license both PH-10 and potentially PV-10 depending on the timing for the optimal deal structure for our stockholders.  The table below summarizes our projects, the actual costs expended to date and costs expected for 2010.

Projects	Planned Project Cost	Expenditures through December 31, 2009	Expected 2010
Melanoma	$3,018,000	$3,018,000	$-0-
Breast/Other	$675,000	$675,000	$-0-
Psoriasis/AD	$1,678,000	$1,678,000	$-0-
Liver	$629,000	$506,000	$123,000

Comparison of the Years Ended December 31, 2009 and 2008

Revenues

OTC Product Revenue was $-0- in both 2009 and 2008.  We discontinued our proof-of-concept program in November 2006 and have, therefore, ceased selling our OTC products. There was no medical device revenue in 2009 or 2008 as we have not emphasized sales of medical devices.  We have designated the OTC and medical device products as non-core and are considering the sale of the underlying assets in conjunction with the planned spin-out of the respective wholly-owned subsidiaries.

Research and development

Research and development costs totaling $4,909,414 for 2009 included payroll of $2,860,116, consulting and contract labor of $1,367,422, lab supplies and pharmaceutical preparations of $281,833, legal of $209,709, insurance of $125,295, rent and utilities of $55,685, and depreciation expense of $9,354.  Research and development costs totaling $4,425,616 for 2008 included payroll of $2,561,845, consulting and contract labor of $1,256,032, lab supplies and pharmaceutical preparations of $116,762, legal of $297,363, insurance of $108,905, rent and utilities of $75,453, and depreciation expense of $9,256.

The approximately $300,000 increase in payroll is primarily the result of higher bonuses offset partially by the lower impact of stock-based compensation expense for stock options in 2009 versus 2008.  The approximately $111,000 increase in consulting and contract labor is the result of the greater consulting costs incurred in 2009 to significantly advance Phase 2 clinical trial programs for both atopic dermatitis and psoriasis versus 2008. The approximately $165,000 increase in lab supplies and pharmaceutical preparations is primarily the result of materials necessary to provide for the any additional clinical trials and/or FDA regulatory requirements that were purchased to a greater extent in 2009 versus 2008.

General and administrative

General and administrative expenses increased by $1,498,748 in 2009 to $6,745,597 from $5,246,849 in 2008.  Expenses in 2009 were generally similar in nature to expenses in 2008 except consulting and conference expense, primarily for investor relations, was approximately $1.2 million higher in 2009 than in 2008.  Payroll increased approximately $380,000 in 2009 due to higher bonuses offset partially by the lower impact of stock-based compensation expense for stock options in 2009 versus 2008.

Investment income

Investment income decreased by $70,197 in 2009 to $3,817 from $74,014 in 2008.  The decrease resulted primarily due to significantly lower interest rates on cash and cash equivalents as well as lower balances in 2009 versus 2008.

Cash Flow

Our cash and cash equivalents were $3,237,178 at December 31, 2009, compared with $2,796,020 at December 31, 2008.  The increase of approximately $440,000 was due primarily to cash provided of $9,043,141 from sales of equity securities and the exercises of warrants and stock options during the year ended December 31, 2009 which was greater than cash used in operating activities. Our expenditure rate in 2009 was consistent with 2008 due to our clinical trial projects and our investor relations efforts to communicate the progress of the Company.

At our current cash expenditure rate, our cash and cash equivalents will be sufficient to meet our current and planned needs in 2010 and until 2012 without additional cash inflows from the exercise of existing warrants or sales of equity securities.  We have enough cash on hand to fund operations until 2012 with the cash on hand at December 31, 2009 as well as through financing completed thus far in 2010.

We are seeking to improve our cash flow through both the licensure of PH-10 on the basis of our Phase 2 atopic dermatitis and psoriasis results, and the majority stake asset sale and licensure of our OTC products as well as other non-core assets.  However, we cannot assure you that we will be successful in either licensing PH-10 or selling a majority stake of the OTC and other non-core assets via a spin-out transaction and licensing our existing non-core products.  Moreover, even if we are successful in improving our current cash flow position, we nonetheless plan to seek additional funds to meet our long-term requirements in 2012 and beyond.  We anticipate that these funds will otherwise come from the proceeds of private placements, the exercise of existing warrants outstanding, or public offerings of debt or equity securities.

Capital Resources

As noted above, our present cash flow is currently sufficient to meet our short-term operating needs.  Excess cash will be used to finance any additional phases in clinical development of our pharmaceutical products that we determine to undertake ourselves versus with a partner.  We anticipate that any required funds for our operating and development needs in 2012 and beyond will come from the proceeds of private placements, the exercise of existing warrants outstanding, or public offerings of debt or equity securities.  While we believe that we have a reasonable basis for our expectation that we will be able to raise additional funds, we cannot assure you that we will be able to complete additional financing in a timely manner.  In addition, any such financing may result in significant dilution to shareholders.

Recent Accounting Pronouncements

In April 2008, the FASB issued modifications to ASC 350 (“ASC 350”) “Intangibles – Goodwill and Other”.  The modifications to ASC 350 amended the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. On January 1, 2009, the Company adopted the modifications to ASC 350. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In May 2009, the FASB issued ASC 855 (“ASC 855”), “Subsequent Events”.  ASC 855 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are available to be issued (“subsequent events”). More specifically, ASC 855 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date. ASC 855 provides largely the same guidance on subsequent events, which previously existed only in auditing literature.  The Company has performed an evaluation of subsequent events through the day the financial statements were issued.

In June 2009, the FASB issued ASC 105 (“ASC 105”) “Generally Accepted Accounting Principles”. ASC 105 states that the FASB Accounting Standards Codification (“Codification”) will become the single source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB. The Codification and all of its contents, which changes the referencing of financial standards, will carry the same level of authority. In other words, the GAAP hierarchy will be modified to include only two levels of GAAP, authoritative and nonauthoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009, and was adopted July 1, 2009. Therefore, all references to GAAP use the new Codification numbering system prescribed by the FASB. As the Codification is not intended to change or alter existing GAAP, it did not have an impact on the Company’s financial condition, results of operations and cash flows.

In August 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-05 (“ASU 2009-05”), “Measuring Liabilities at Fair Value”, which provides clarification for the fair value measurement of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available. ASU 2009-05 is effective for the first interim period ending after December 15, 2009, and was adopted on October 1, 2009.  This standard did not have a material impact on the Company’s financial condition, results of operations or cash flows.

 September 2009, the FASB issued ASU No. 2009-12 (“ASU 2009-12”), “Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)”, which provides guidance on measuring the fair value of certain alternative investments. ASU 2009-12 amends ASC 820 to offer investors a practical expedient for measuring the fair value of investments in certain entities that calculate net asset value per share. ASU 2009-12 is effective for interim and annual periods ending after December 15, 2009. This standard did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-13 (“ASU 2009-13”), “Multiple-Deliverable Revenue Arrangements”, which amends ASC 605, “Revenue Recognition”. ASU 2009-13 provides guidance related to the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting and modifies the manner in which the transaction consideration is allocated across the individual deliverables. Also, the standard expands the disclosure requirements for revenue arrangements with multiple deliverables. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010.  This standard is not expected to have a material impact on the Company’s financial condition, results of operations or cash flows since it is not effective.

Item 7. Financial Statements.

Our consolidated financial statements, together with the report thereon of BDO Seidman LLP, independent accountants, are set forth on the pages of this Annual Report on Form 10-K indicated below.

Page
Report of Independent Registered Public Accounting Firm	31
Consolidated Balance Sheets as of December 31, 2009 and December 31, 2008	32
Consolidated Statements of Operations for the years December 31, 2009 and 2008, and cumulative amounts from January 17, 2002 (Inception) through December 31, 2009	33
Consolidated Statements of Shareholders' Equity for years ended December 31, 2009 and 2008, and cumulative amounts from January 17, 2002 (Inception) through December 31, 2009	34
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008, cumulative amounts from January 17, 2002 (Inception) through December 31, 2009	36
Notes to Consolidated Financial Statements	38

Forward-Looking Statements

This Annual Report on Form 10-K contains forward-looking statements regarding, among other things, our anticipated financial and operating results.  Forward-looking statements reflect our management’s current assumptions, beliefs, and expectations.  Words such as "anticipate," "believe, “estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements.  While we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct.  Forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the future results, performance, or achievements expressed in or implied by any forward-looking statement we make.  Some of the relevant risks and uncertainties that could cause our actual performance to differ materially from the  forward-looking  statements contained in this report are discussed below under the heading "Risk  Factors" and elsewhere in this Annual  Report on Form 10-K.  We caution investors that these discussions of important risks and uncertainties are not exclusive, and our business may be subject to other risks and uncertainties which are not detailed there.

Investors are cautioned not to place undue reliance on our forward-looking statements.  We make forward-looking statements as of the date on which this Annual Report on Form 10-K is filed with the SEC, and we assume no obligation to update the forward-looking statements  after the date hereof  whether as a result of new information or events, changed circumstances, or otherwise, except as required by law.

Item 8.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

N/A.

Item 8A (T). Controls and Procedures

Evaluation of Disclosure Controls and Procedures.  We have carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-14.  Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective.

Management’s Report on Internal Control Over Financial Reporting.  Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) promulgated under the Exchange Act as a process designated by, or under the supervision of, our principal executive and principal financial officers and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and disposition of our assets;
•
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

•	Provide reasonable assurance regarding prevention or timely detention of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2009.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework.

Based on our assessment, management believes that, as of December 31, 2009, our internal control over financial reporting is effective based on those criteria.

This annual report does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting.  Management’s  report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.

Changes in Internal Control Over Financial Reporting.  There was no change in our internal control over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 8B. Other Information.

None.

Part III

Item 9. Directors, Executive Officers and Corporate Governance.

Except as set forth below, the information called for by this item with respect to our executive officers as of March 31, 2010 is furnished in Part I of this report under the heading  "Personnel--Executive Officers." The information called for by this item, to the extent it relates to our directors or to certain filing obligations of our directors and executive officers under the federal securities laws, is incorporated herein by reference to the Proxy Statement for our Annual Meeting of Stockholders to be held on June 17, 2010, which will be filed with the SEC pursuant to Regulation 14A under the Exchange Act.

Audit Committee Financial Expert

We do not currently have an "audit committee financial expert," as defined under the rules of the SEC. Because the board of directors consists of only five members and our operations remain amenable to oversight by a limited number of directors, the board has not delegated any of its functions to committees.  The entire board of directors acts as our audit committee as permitted under Section 3(a)(58)(B) of the Exchange Act. We believe that all of the members of our board are qualified to serve as the committee and have the experience and knowledge to perform the duties required of the committee.  We do not have any independent directors who would qualify as an audit committee financial expert, as defined. We believe that it has been, and may continue to be, impractical to recruit such a director unless and until we are significantly larger.

Code of Ethics

We have adopted a formal Code of Ethics.  The Company’s four employees adhere to high standards of ethics and have signed a formal policy.

Item 10.  Executive Compensation.

The information called for by this item is incorporated herein by reference to the Proxy Statement for our Annual Meeting of Stockholders to be held on June 17, 2010, which will be filed with the SEC pursuant to Regulation 14A under the Exchange Act.

Item 11.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The information called for by this item is incorporated herein by reference to the Proxy Statement for our Annual Meeting of Stockholders to be held on June 17, 2010, which will be filed with the SEC pursuant to Regulation 14A under the Exchange Act.

Item 12.  Certain Relationships and Related Transactions.

The information called for by this item is incorporated herein by reference to the Proxy Statement for our Annual Meeting of Stockholders to be held on June 17, 2010, which will be filed with the SEC pursuant to Regulation 14A under the Exchange Act.

Item 13.  Principal Accountant Fees and Services.

The information called for by this item is incorporated herein by reference to the Proxy Statement for our Annual Meeting of Stockholders to be held on June 17, 2010, which will be filed with the SEC pursuant to Regulation 14A under the Exchange Act.

Item 14. Exhibits

Exhibits required by Item 601 of Regulation S-K are incorporated herein by reference and are listed on the attached Exhibit Index, which begins on page X-1 of this Annual Report on Form 10-K.

Signatures

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this annual report on From 10-K for the year ended December 31, 2009 to be signed on its behalf by the undersigned, thereunto duly authorized.

Provectus Pharmaceuticals, Inc.

By: /s/ H. Craig Dees
H. Craig Dees, Ph.D. Chief Executive Officer

Date:    March 31, 2010

In accordance with the requirements of the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated:

Signature	Title	Date
/s/ H. Craig Dees H. Craig Dees, Ph.D.	Chief Executive Officer (principal executive officer) and Chairman of the Board	March 31, 2010
/s/ Peter R. Culpepper Peter R. Culpepper, CPA	Chief FinancialeOfficer (principal financial officer and principal accounting officer) and Chief Operating Officer	March 31, 2010
/s/ Timothy C. Scott Timothy C. Scott, Ph.D.	President and Director	March 31, 2010
/s/ Eric A. Wachter , Ph.D Eric A. Wachter, Ph.D.	Executive Vice President - Pharmaceuticals and Director	March 31, 2010
/s/ Stuart Fuchs Stuart Fuchs	Director	March 31, 2010
/s/ Kelly M. McMasters, M.D., Ph.D Kelly M. McMasters, M.D., Ph.D.	Director	March 31, 2010

 Report of Independent Registered Public Accounting Firm

 Board of Directors
 Provectus Pharmaceuticals, Inc.
 Knoxville, Tennessee

We have audited the accompanying consolidated balance sheets of Provectus Pharmaceuticals, Inc., a development stage company, as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from January 17, 2002 (date of inception) to December 31, 2009 and for each of the two years in the period ended December 31, 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Provectus Pharmaceuticals, Inc. at December 31, 2009 and 2008, and the results of its operations and its cash flows for the period from January 17, 2002 (date of inception) to December 31, 2009 and for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/BDO Seidman, LLP
Chicago, Illinois
March 31, 2010

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008

Assets

Current Assets
Cash and cash equivalents	$3,237,178	$2,796,020
Prepaid expenses and other current assets	--	50,691

Total Current Assets	3,237,178	2,846,711

Equipment and Furnishings, less accumulated depreciation of $400,587 and $391,233	30,175	33,690

Patents, net of amortization of $4,776,137 and $4,105,017, respectively	6,939,308	7,610,428

Other assets	27,000	27,000
	$10,233,661	$10,517,829

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable – trade	$220,251	$267,093
Accrued compensation and payroll taxes	149,836	79,955
Accrued consulting expense	42,260	66,250
Pension liability	345,000	--
Other accrued expenses	69,804	48,995

Total Current Liabilities	827,151	462,293

Stockholders’ Equity
Preferred stock; par value $.001 per share; 25,000,000 shares authorized; no shares issued and outstanding Common stock; par value $.001 per share; 100,000,000 shares authorized; 67,410,226 and 53,017,076 shares issued and outstanding, respectively	67,410	53,017
Paid-in capital	77,137,021	65,478,126
Deficit accumulated during the development stage	(67,797,921)	(55,475,607)

Total Stockholders’ Equity	9,406,510	10,055,536
	$10,233,661	$10,517,829

See accompanying notes to consolidated financial statements.

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2009	Year Ended December 31, 2008	Cumulative Amounts from January 17, 2002 (Inception) Through December 31, 2009

Revenues
OTC product revenue	$--	$--	$25,648
Medical device revenue	--	--	14,109
Total revenues	--	--	39,757

Cost of sales	--	--	15,216

Gross profit	--	--	24,541

Operating expenses
Research and development	4,909,414	4,425,616	20,868,195
General and administrative	6,745,597	5,246,849	33,958,475
Amortization	671,120	671,120	4,776,137

Total operating loss	(12,326,131)	(10,343,585)	(59,578,266)

Gain on sale of fixed assets	--	--	55,075

Loss on extinguishment of debt	--	--	(825,867)

Investment income	3,817	74,014	649,141

Net interest expense	--	--	(8,098,004)

Net loss	$(12,322,314)	(10,269,571)	(67,797,921)

Basic and diluted loss per common share	$(0.21)	(0.20)

Weighted average number of common shares outstanding – basic and diluted	59,796,632	51,320,138

See accompanying notes to consolidated financial statements.

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

		Common Stock
	Number of Shares	Par Value	Paid in capital	Accumulated Deficit	Total
Balance, at January 17 2002	--	$--	$--	$--	$--

Issuance to founding shareholders	6,000,000	6,000	(6,000)	--	--
Sale of stock	50,000	50	24,950	--	25,000
Issuance of stock to employees	510,000	510	931,490	--	932,000
Issuance of stock for services	120,000	120	359,880	--	360,000
Net loss for the period from January 17, 2002 (inception) to April 23, 2002 (date of reverse merger)	--	--	--	(1,316,198	(1,316,198)

Balance, at April 23, 2002	6,680,000	$6,680	$1,310,320	$(1,316,198	802

Shares issued in reverse merger	265,763	266	(3,911)	--	(3,645)
Issuance of stock for services	1,900,000	1,900	5,142,100	--	5,144,000
Purchase and retirement of stock	(400,000	(400)	(47,600)	--	(48,000)
Stock issued for acquisition of Valley Pharmaceuticals	500,007	500	12,225,820	--	12,226,320
Exercise of warrants	452,919	453	--	--	453
Warrants issued in connection with convertible debt	--	--	126,587	--	126,587
Stock and warrants issued for acquisition of Pure-ific	25,000	25	26,975	--	27,000
Net loss for the period from April 23, 2002 (date of reverse merger) to December 31,2002	--	--	--	(5,749,937	(5,749,937)

Balance, at December 31, 2002	9,423,689	$9,424	$18,780,291	$(7,066,135	11,723,580

Issuance of stock for services	764,000	764	239,036	--	239,800
Issuance of warrants for services	--	--	145,479	--	145,479
Stock to be issued for services	--	--	281,500	--	281,500
Employee compensation from stock options	--	--	34,659	--	34,659
Issuance of stock pursuant to Regulation S	679,820	680	379,667	--	380,347
Beneficial conversion related to convertible Debt	--	--	601,000	--	601,000
Net loss for the year ended December 31, 2003	--	--	--	(3,155,313	(3,155,313)

Balance, at December 31, 2003	10,867,509	$10,868	$20,461,632	$(10,221,448	(10,251,052)

Issuance of stock for services	733,872	734	449,190	--	449,923
Issuance of warrants for services	--	--	495,480	--	495,480
Exercise of warrants	132,608	133	4,867	--	5,000
Employee compensation from stock options	--	--	15,612	--	15,612
Issuance of stock pursuant to Regulation S	2,469,723	2,469	790,668	--	793,137
Issuance of stock pursuant to Regulation D	1,930,164	1,930	1,286,930	--	1,288,861
Beneficial conversion related to convertible Debt	--	--	360,256	--	360,256
Issuance of convertible debt with warrants	--	--	105,250	--	105,250
Repurchase of beneficial conversion feature	--	--	(258,345)	--	(258,345)
Net loss for the year ended December 31, 2004	--	--	--	(4,344,525	(4,344,525)

See accompanying notes to consolidated financial statements.

Balance, at December 31, 2004	$16,133,876	$16,134	$23,711,540	$(14,565,973)	$9,161,701

Issuance of stock for services	226,733	227	152,058	--	152,285
Issuance of stock for interest payable	263,721	264	195,767	--	196,031
Issuance of warrants for services	--	--	1,534,405	--	1,534,405
Issuance of warrants for contractual obligations	--	--	985,010	--	985,010
Exercise of warrants and stock options	1,571,849	1,572	1,438,223	--	1,439,795
Employee compensation from stock options	--	--	15,752	--	15,752
Issuance of stock pursuant to Regulation D	6,221,257	6,221	6,506,955	--	6,513,176
Debt conversion to common stock	3,405,541	3,405	3,045,957	--	3,049,362
Issuance of warrants with convertible debt	--	--	1,574,900	--	1,574,900
Beneficial conversion related to convertible debt	--	--	1,633,176	--	1,633,176
Beneficial conversion related to interest expense	--	--	39,529	--
Repurchase of beneficial conversion feature	--	--	(144,128	--	(144,128)
Net loss for the year ended 2005	--	--	--	(11,763,853)	(11,763,853)

Balance, at December 31, 2005	$27,822,977	$27,823	$40,689,144	$(26,329,826)	$14,387,141

Issuance of stock for services	719,246	719	676,024	--	676,743
Issuance of stock for interest payable	194,327	195	183,401	--	183,596
Issuance of warrants for services	--	--	370,023	--	370,023
Exercise of warrants and stock options	1,245,809	1,246	1,188,570	--	1,189,816
Employee compensation from stock options	--	--	1,862,456	--	1,862,456
Issuance of stock pursuant to Regulation D	10,092,495	10,092	4,120,329	--	4,130,421
Debt conversion to common stock	2,377,512	2,377	1,573,959	--	1,576,336
Beneficial conversion related to interest expense	--	--	16,447	--	16,447
Net loss for the year ended 2006	--	--	--	(8,870,579)	(8,870,579)

Balance, at December 31, 2006	$42,452,366	$42,452	$50,680,353	$(35,200,405)	$15,522,400

Issuance of stock for services	150,000	150	298,800	--	298,950
Issuance of stock for interest payable	1,141	1	1,257	--	1,258
Issuance of warrants for services	--	--	472,635	--	472,635
Exercise of warrants and stock options	3,928,957	3,929	3,981,712	--	3,985,641
Employee compensation from stock options	--	--	2,340,619	--	2,340,619
Issuance of stock pursuant to Regulation D	2,376,817	2,377	1,845,761	--	1,848,138
Debt conversion to common stock	490,000	490	367,010	--	367,500
Net loss for the year ended 2007	--	--	--	(10,005,631)	(10,005,631)

Balance, at December 31, 2007	$49,399,281	$49,399	$59,988,147	$(45,206,036)	$14,831,510

Issuance of stock for services	350,000	350	389,650	--	390,000
Issuance of warrants for services	--	--	517,820	--	517,820
Exercise of warrants and stock options	3,267,795	3,268	2,636,443	--	2,639,711
Employee compensation from stock options	--	--	1,946,066	--	1,946,066
Net loss for the year ended 2008	--	--	--	(10,269,571)	(10,269,571)

Balance, at December 31, 2008	$53,017,076	$53,017	$65,478,126	$(55,475,607)	$10,055,536

Issuance of stock for services	796,012	796	694,204	--	695,000
Issuance of warrants for services	--	--	1,064,210	--	1,064,210
Exercise of warrants and stock options	3,480,485	3,480	2,520,973	--	2,524,453
Employee compensation from stock options	--	--	870,937	--	870,937
Issuance of stock pursuant to Regulation D	10,116,653	10,117	6,508,571	--	6,518,688
Net loss for the year ended 2009	--	--	--	(12,322,314)	(12,322,314)

Balance, at December 31, 2009	$67,410,226	$67,410	$77,137,021	$(67,797,921)	$9,406,510

See accompanying notes to consolidated financial statements.

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31, 2009	Year Ended December 31, 2008	Cumulative Amounts from January 17, 2002 (Inception) through December 31, 2009

Cash Flows From Operating Activities
Net loss	$(12,322,314)	$(10,269,571)	$(67,797,921)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	9,354	9,256	423,588
Amortization of patents	671,120	671,120	4,776,137
Amortization of original issue discount	--	--	3,845,721
Amortization of commitment fee	--	--	310,866
Amortization of prepaid consultant expense	--	--	1,295,226
Amortization of deferred loan costs	--	--	2,261,584
Accretion of United States Treasury Bills	--	(16,451)	(373,295)
Loss on extinguishment of debt	--	--	825,867
Loss on exercise of warrants	--	--	236,146
Beneficial conversion of convertible interest	--	--	55,976
Convertible interest	--	--	389,950
Compensation through issuance of stock options	870,937	1,946,066	7,086,101
Compensation through issuance of stock	--	--	932,000
Issuance of stock for services	695,000	390,000	7,407,648
Issuance of warrants for services	1,064,210	517,820	2,597,834
Issuance of warrants for contractual obligations	--	--	985,010
Gain on sale of equipment	--	--	(55,075)
(Increase) decrease in assets
Prepaid expenses and other current assets	50,691	48,769	--
Increase (decrease) in liabilities
Accounts payable	(46,842)	(188,099)	216,606
Accrued expenses	411,700	(229,278)	756,530

Net cash used in operating activities	(8,596,144)	(7,120,368)	(33,823,501)

Cash Flows From Investing Activities
Proceeds from sale of fixed assets	--	--	180,075
Capital expenditures	(5,839)	--	(67,888)
Proceeds from investments	--	8,000,000	37,010,481
Purchases of investments	--	(3,985,869)	(36,637,186)

Net cash (used in) provided by investing activities	(5,839)	4,014,131	485,482

Cash Flows From Financing Activities
Net proceeds from loans from stockholder	--	--	174,000
Proceeds from convertible debt	--	--	6,706,795
Net proceeds from sales of common stock	6,518,688	--	21,497,769
Proceeds from exercises of warrants and stock options	2,524,453	2,639,711	11,548,723
Cash paid to retire convertible debt	--	--	(2,385,959)
Cash paid for deferred loan costs	--	--	(747,612)
Premium paid on extinguishments of debt	--	--	(170,519)
Purchase and retirement of common stock	--	--	(48,000)

Net cash provided by financing activities	9,043,141	2,639,711	36,575,197

	Year Ended December 31, 2009	Year Ended December 31, 2008	Cumulative Amounts from January 17, 2002 (Inception) through December 31, 2009

Net change in cash and cash equivalents	$441,158	$(466,526)	$3,237,178

Cash and cash equivalents, at beginning of period	$2,796,020	$3,262,546	$--

Cash and cash equivalents, at end of period	$3,237,178	$2,796,020	$3,237,178

See accompanying notes to consolidated financial statements.

PROVECTUS PHARMACEUTICALS, INC.
(A Development-Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.           Organization and Significant Accounting Policies

Nature of Operations

Provectus Pharmaceuticals, Inc. (together with its subsidiaries, the “Company”) is a development-stage biopharmaceutical company that is focusing on developing minimally invasive products for the treatment of psoriasis and other topical diseases, and certain forms of cancer including recurrent breast carcinoma, metastatic melanoma, and liver cancer. The Company intends to license and sell a majority stake of its laser device and biotech technology assets via a spin-out transaction. Through a previous acquisition, the Company also intends to license and sell a majority stake of the underlying assets of its over-the-counter pharmaceuticals via a spin-out transaction. To date the Company has no material revenues.

Principles of Consolidation

Intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Deferred Loan Costs and Debt Discounts

Costs related to the issuance of the convertible debt, including lender fees, legal fees, due diligence costs, escrow agent fees and commissions, are recorded as deferred loan costs and amortized over the term of the loan using the effective interest method. Additionally, the Company recorded debt discounts related to warrants and beneficial conversion features issued in connection with the debt. Debt discounts are amortized over the term of the loan using the effective interest method.  All deferred loan costs and debt discounts were amortized as of December 31, 2007.

Equipment and Furnishings

Equipment and furnishings acquired through the acquisition of Valley Pharmaceuticals, Inc. (Note 2) have been stated at carry-over basis because the majority shareholders of Provectus also owned all of the shares of Valley.  Other equipment and furnishings are stated at cost. Depreciation of equipment is provided for using the straight-line method over the estimated useful lives of the assets. Computers and laboratory equipment are being depreciated over five years, furniture and fixtures are being depreciated over seven years.

Long-Lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever an event or change in circumstances indicates that the carrying amount of the assets may not be recoverable.  Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell.  Management has determined there to be no impairment.

Patent Costs

Internal patent costs are expensed in the period incurred. Patents purchased are capitalized and amortized over the remaining life of the patent.

Patents at December 31, 2009 were acquired as a result of the merger with Valley Pharmaceuticals, Inc. (“Valley”) (Note 2). The majority shareholders of Provectus also owned all of the shares of Valley and therefore the assets acquired from Valley were recorded at their carry-over basis. The patents are being amortized over the remaining lives of the patents, which range from 7-12 years. Annual amortization of the patents is expected to be approximately $671,000 for the next five years.

Revenue Recognition

Prior to 2007, the Company recognized revenue when product was shipped. When advance payments were received, these payments were recorded as deferred revenue and recognized when the product was shipped.  The Company has not had revenue in 2009 or 2008.

Research and Development

Research and development costs are charged to expense when incurred. An allocation of payroll expenses to research and development is made based on a percentage estimate of time spent. The research and development costs include the following: consulting - IT, depreciation, lab equipment repair, lab supplies and pharmaceutical preparations, insurance, legal - patents, office supplies, payroll expenses, rental - building, repairs, software, taxes and fees, and utilities.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740 “Income Taxes”.  Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established if it is more likely than not that all, or some portion, of deferred income tax assets will not be realized. The Company has recorded a full valuation allowance to reduce its net deferred income tax assets to zero. In the event the Company were to determine that it would be able to realize some or all its deferred income tax assets in the future, an adjustment to the deferred income tax asset would increase income in the period such determination was made.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained upon an examination.  Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized.  Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes any corresponding interest and penalties associated with its income tax position in income tax expense.  There were no income tax interest or penalties in 2009 or 2008.   Tax years going back to 2006 remain open for examination.

Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is computed based on the weighted average number of common shares outstanding.  Loss per share excludes the impact of outstanding options and warrants as they are antidilutive. Potential common shares excluded from the calculation for the years ended December 31, 2009 and 2008 are 22,147,554 and 21,025,172 from warrants, and 8,623,843 and 8,848,427 from options.   Included as of December 31, 2009 were 465,237 shares committed to be issued.  Subsequent to December 31, 2009, the Company issued 9,979,992 shares of preferred stock, 997,999 shares of common stock and 4,989,996 warrants to purchase common stock.

Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts.

Stock-Based Compensation

The compensation cost relating to share-based payment transactions is measured based on the fair value of the equity or liability instruments issued and is expensed on a straight-line basis. For purposes of estimating the fair value of each stock option on the date of grant, the Company utilized the Black-Scholes option-pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected volatility factor of the market price of the Company’s common stock (as determined by reviewing its historical public market closing prices). Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Warrants to non-employees are generally vested and nonforfeitable upon the date of the grant.  Accordingly fair value is determined on the grant date.

Subsequent Events

Management assesses subsequent events through the issue date of the financial statements.

Recent Accounting Pronouncements

In April 2008, the FASB issued modifications to ASC 350 (“ASC 350”) “Intangibles – Goodwill and Other”.  The modifications to ASC 350 amended the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. On January 1, 2009, the Company adopted the modifications to ASC 350. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In May 2009, the FASB issued ASC 855 (“ASC 855”), “Subsequent Events”.  ASC 855 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are available to be issued (“subsequent events”). More specifically, ASC 855 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date. ASC 855 provides largely the same guidance on subsequent events, which previously existed only in auditing literature.  The Company has performed an evaluation of subsequent events through the day the financial statements were issued.

In June 2009, the FASB issued ASC 105 (“ASC 105”) “Generally Accepted Accounting Principles”. ASC 105 states that the FASB Accounting Standards Codification (“Codification”) will become the single source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB. The Codification and all of its contents, which changes the referencing of financial standards, will carry the same level of authority. In other words, the GAAP hierarchy will be modified to include only two levels of GAAP, authoritative and nonauthoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009, and was adopted July 1, 2009. Therefore, all references to GAAP use the new Codification numbering system prescribed by the FASB. As the Codification is not intended to change or alter existing GAAP, it did not have an impact on the Company’s financial condition, results of operations and cash flows.

In August 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-05 (“ASU 2009-05”), “Measuring Liabilities at Fair Value”, which provides clarification for the fair value measurement of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available. ASU 2009-05 is effective for the first interim period ending after December 15, 2009, and was adopted on October 1, 2009.  This standard did not have a material impact on the Company’s financial condition, results of operations or cash flows.

 September 2009, the FASB issued ASU No. 2009-12 (“ASU 2009-12”), “Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)”, which provides guidance on measuring the fair value of certain alternative investments. ASU 2009-12 amends ASC 820 to offer investors a practical expedient for measuring the fair value of investments in certain entities that calculate net asset value per share. ASU 2009-12 is effective for interim and annual periods ending after December 15, 2009. This standard did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-13 (“ASU 2009-13”), “Multiple-Deliverable Revenue Arrangements”, which amends ASC 605, “Revenue Recognition”. ASU 2009-13 provides guidance related to the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting and modifies the manner in which the transaction consideration is allocated across the individual deliverables. Also, the standard expands the disclosure requirements for revenue arrangements with multiple deliverables. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010.  This standard is not expected to have a material impact on the Company’s financial condition, results of operations or cash flows.

2.           Recapitalization and Merger

On April 23, 2002, Provectus Pharmaceutical, Inc., a Nevada corporation and a Merger “blank check” public company, acquired Provectus Pharmaceuticals, Inc., a privately-held Tennessee corporation (“PPI”), by issuing 6,680,000 shares of common stock of Provectus Pharmaceutical to the stockholders of PPI in exchange for all of the issued and outstanding shares of PPI, as a result of which Provectus Pharmaceutical changed its name to Provectus Pharmaceuticals, Inc. (the “Company”) and PPI became a wholly-owned subsidiary of the Company. Prior to the transaction, PPI had no significant operations and had not generated any revenues.

For financial reporting purposes, the transaction has been reflected in the accompanying financial statements as a recapitalization of PPI and the financial statements reflect the historical financial information of PPI which was incorporated on January 17, 2002. Therefore, for accounting purposes, the shares recorded as issued in the reverse merger are the 265,763 shares owned by Provectus Pharmaceuticals, Inc. shareholders prior to the reverse merger.

The issuance of 6,680,000 shares of common stock of Provectus Pharmaceutical, Inc. to the stockholders of PPI in exchange for all of the issued and outstanding shares of PPI was done in anticipation of PPI acquiring Valley Pharmaceuticals, Inc, which owned the intellectual property to be used in the Company's operations.

On November 19, 2002, the Company acquired Valley Pharmaceuticals, Inc, (“Valley”) a privately-held Tennessee corporation by merging PPI with and into Valley and naming the surviving company Xantech Pharmaceuticals, Inc. Valley had no significant operations and had not generated any revenues. Valley was formed to hold certain intangible assets which were transferred from an entity which was majority owned by the shareholders of Valley. Those shareholders gave up their shares of the other company in exchange for the intangible assets in a non-pro- rata split-off. The intangible assets were valued based on the market price of the stock given up in the split-off. The shareholders of Valley also owned the majority of the shares of the Company at the time of the transaction. The Company issued 500,007 shares of stock in exchange for the net assets of Valley which were valued at $12,226,320 and included patents of $11,715,445 and equipment and furnishings of $510,875.

3.           Commitments

Leases

The Company leases office and laboratory space in Knoxville, Tennessee, on an annual basis, renewable for one year at the option of the Company. The Company is committed to pay a total of $27,000 in lease payments over six months.  The current lease term ends June 30, 2010.  Rent expense was approximately $54,000 in 2009 and $52,800 in 2008.

Employee Agreements

On July 1, 2009, the Company entered into executive employment agreements with each of H. Craig Dees. Ph.D., Timothy C. Scott, Ph.D., Eric A. Wachter, Ph.D., and Peter R. Culpepper, CPA, to serve as our Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, respectively. Each agreement provides that such executive will be employed for a one-year term with automatic one-year renewals unless previously terminated pursuant to the terms of the agreement or either party gives notice that the term will not be extended. The Company is committed to pay a total of $1,000,000 over six months, which is the remainder of the current employment agreements at December 31, 2009. Executives are also entitled to participate in any incentive compensation plan or bonus plan adopted by the Company without diminution of any compensation or payment under the agreement. Executives are further entitled to reimbursement for all reasonable out-of-pocket expenses incurred during his performance of services under the agreement.

Each agreement generally provides that if the executive’s employment is terminated prior to a change in control (as defined in the agreement) (1) due to expiration or non-extension of the term by the Company; or (2) by the Company for any reason other than for cause (as defined in the agreement), then such executive shall be entitled to receive payments under the agreement as if the agreement was still in effect through the end of the period in effect as of the date of such termination. If the executive’s employment (1) is terminated by the Company at any time for cause, (2) is terminated by executive prior to, and not coincident with, a change in control or (3) is terminated by executive’s death, disability or retirement prior to a change in control, the executive (or his estate, as the case may be) shall be entitled to receive payments under the agreement through the last date of the month of such termination, a pro-rata portion of any incentive or bonus payment earned prior to such termination, any benefits to which he is entitled under the terms and conditions of the pertinent plans in effect at termination and any reasonable expenses incurred during the performance of services under the agreement.

In the event that coincident with or following a change in control, the executive’s employment is terminated or the agreement is not extended (1) by action of the executive including his death, disability or retirement or (2) by action of the Company not for cause, the executive (or his estate, as the case may be) shall be entitled to receive payments under the agreement through the last day of the month of such termination, a pro-rata portion of any incentive or bonus payment earned prior to such termination, any benefits to which he is entitled under the terms and conditions of the pertinent plans in effect at termination and any reasonable expenses incurred during the performance of services under the agreement. In addition, the Company shall pay to the executive (or his estate, as the case may be), within 30 days following the date of termination or on the effective date of the change in control (whichever occurs later), a lump sum payment in cash in an amount equal to 2.90 times the base salary paid in the preceding calendar year, or scheduled to be paid to such executive during the year of such termination, whichever is greater, plus an additional amount sufficient to pay United States income taxes on the lump-sum amount paid.

4.           Equity Transactions

(a) During 2002, the Company issued 2,020,000 shares of common stock in exchange for consulting services. These services were valued based on the fair market value of the stock exchanged which resulted in consulting costs charged to operations of $5,504,000.

During 2002, the Company issued 510,000 shares of common stock to employees in exchange for services rendered. These services were valued based on the fair market value of the stock exchanged which resulted in compensation costs charged to operations of $932,000.

In 2003, the Company issued 764,000 shares to consultants in exchange for services rendered, consisting of 29,000 shares issued in January valued at $11,600, 35,000 shares issued in March valued at $11,200, and 700,000 shares issued in October valued at $217,000. The value for these shares was based on the market value of the shares issued. As all of these amounts represented payments for services to be provided in the future and the shares were fully vested and non-forfeitable, a prepaid consulting expense was recorded in 2003 which was fully amortized as of December 31, 2004.

In November and December 2003, the Company committed to issue 341,606 shares of common stock to consultants in exchange for services rendered. The total value for these shares was $281,500 which was based on the market value of the shares issued. The shares were issued in January 2004. As these amounts represented payments for services to be provided in the future and the shares were fully vested and non-forfeitable, a prepaid consulting expense was recorded in 2003 which was fully amortized as of December 31, 2004.

In January 2004, the Company issued 10,000 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $11,500. In March 2004, the Company committed to issue 36,764 shares to consultants in exchange for services. These shares were recorded as a prepaid consulting expense and were fully amortized at December 31, 2004. Consulting costs charged to operations were $62,500. These 36,764 shares, along with 75,000 shares committed in 2003 were issued in August 2004. The 75,000 shares committed to be in 2003 were the result of a cashless exercise of 200,000 warrants in 2003, which were not issued as of December 31, 2003. In August 2004, the Company also issued 15,000 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $25,200. In September 2004, the Company issued 16,666 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $11,666. In October 2004, the Company issued 16,666 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $13,666. In November 2004, the Company issued 16,666 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $11,000. In December 2004, the Company issued 7,500 shares to a consultant in exchange for services rendered. Consulting costs charged to operations were $3,525.

In January 2005, the Company issued 7,500 shares to consultants in exchange for services rendered. Consulting costs charged to operations were $4,950. In February 2005, the Company issued 7,500 shares to consultants in exchange for services. Consulting costs charged to operations were $7,574. In April 2005, the Company issued 190,733 shares to consultants in exchange for services. Consulting costs charged to operations were $127,791. In May 2005, the Company issued 21,000 shares to consultants in exchange for services. Consulting costs charged to operations were $11,970.

In December 2005, the Company committed to issue 689,246 shares to consultants in exchange for services rendered. 655,663 of these shares of were issued in February 2006 and 33,583 shares were issued in May 2006. The total value for these shares was $650,643 which was based on the market value of the shares issued and was recorded as an accrued liability at December 31, 2005. In February 2006, the Company issued 30,000 shares to consultants in exchange for services. Consulting costs charged to operations were $26,100.

In May 2007, the Company issued 50,000 shares to consultants in exchange for services.  Consulting costs charged to operations were $84,000.  In August 2007, the Company issued 50,000 shares to consultants in exchange for services.  Consulting costs charged to operations were $104,950.  In November 2007, the Company issued 50,000 shares to consultants in exchange for services.  Consulting costs charged to operations were $110,000.  As of December 31, 2007, the Company is also committed to issue 16,667 shares to consultants in exchange for services.  At December 31, 2007, these shares have a value of $28,667 and have been included in accrued consulting expense.

During the three months ended March 31, 2008, the Company issued 100,000 shares of common stock to consultants in exchange for services.  Consulting costs charged to operations were $122,500.  During the three months ended June 30, 2008, the Company issued 12,500 shares of common stock to consultants in exchange for services.  Consulting costs charged to operations were $13,000.  During the three months ended September 30, 2008, the Company issued 62,500 shares of common stock to consultants in exchange for services.  Consulting costs charged to operations were $70,250.  During the three months ended December 31, 2008, the Company issued 175,000 shares of common stock to consultants in exchange for services.  Consulting costs charged to operations were $184,250.

During the three months ended March 31, 2009, the Company issued 75,000 shares of common stock to consultants in exchange for services.  Consulting costs charged to operations were $70,250.  During the three months ended June 30, 2009, the Company issued 275,000 shares of common stock to consultants in exchange for services.  Consulting costs charged to operations were $317,500. During the three months ended September 30, 2009, the Company issued 145,000 shares of common stock to consultants in exchange for services.  Consulting costs charged to operations were $145,750. During the three months ended December 31, 2009, the Company issued 175,000 shares of common stock to consultants in exchange for services.  Consulting costs charged to operations were $161,500.

(b) In February 2002, the Company sold 50,000 shares of common stock to a related party in exchange for proceeds of $25,000.

(c) In October 2002, the Company purchased 400,000 outstanding shares of stock from one shareholder for $48,000. These shares were then retired.

(d) On December 5, 2002, the Company purchased the assets of Pure-ific L.L.C, a Utah limited liability company, and created a wholly-owned subsidiary called Pure-ific Corporation, to operate the Pure-ific business which consists of product formulations for Pure-ific personal sanitizing sprays, along with the Pure-ific trademarks. The assets of Pure-ific were acquired through the issuance of 25,000 shares of the Company's stock with a fair market value of $0.50 and the issuance of various warrants. These warrants included warrants to purchase 10,000 shares of the Company's stock at an exercise price of $0.50 issuable on the first, second and third anniversary dates of the acquisition. Accordingly, the fair market value of these warrants of $14,500, determined using the Black-Scholes option pricing model, was recorded as additional purchase price for the acquisition of the Pure-ific assets. In 2004, 20,000 warrants were issued for the first and second anniversary dates. 10,000 of these warrants were exercised in 2004. In 2005, 10,000 warrants were issued for the third anniversary date. In January 2006, 10,000 warrants were exercised in a cashless exercise resulting in 4,505 shares issued.  In 2007, the remaining 10,000 warrants were forfeited.  In addition, warrants to purchase 80,000 shares of stock at an exercise price of $0.50 will be issued upon the achievement of certain sales targets of the Pure-ific product. At December 31, 2009 and 2008, none of these targets have been met and accordingly, no costs have been recorded.

(e) In January 2003, the Company issued 25,000 warrants to a consultant for services rendered. In February 2003, the Company issued 360,000 warrants to a consultant, 180,000 of which were fully-vested and non-forfeitable at the issuance and 180,000 of which were cancelled in August 2003 due to the termination of the consulting contract. In September 2003, the Company issued 200,000 warrants to two consultants in exchange for services rendered. In November 2003, the Company issued 100,000 warrants to one consultant in exchange for services rendered. As the fair market value of these services was not readily determinable, these services were valued based on the fair market value, determined using the Black-Scholes option-pricing model. Fair market value for the warrants issued in 2003 ranged from $0.20 to $0.24 and totaled $145,479. As these amounts represented payments for services to be provided in the future and the warrants were fully vested and non-forfeitable, a prepaid consulting expense was recorded in 2003 which was fully amortized as of December 31, 2004.

In May 2004, the Company issued 20,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $18,800. In August 2004, the Company issued 350,000 warrants to consultants in exchange for services valued at $329,000.  In December 2004, the Company issued 10,000 warrants to consultants in exchange for services valued at $3,680. Fair market value for the warrants issued in 2004 ranged from $0.37 to $1.22.

In January 2005, the Company issued 16,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $6,944. In February 2005, the Company issued 13,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $13,130. In March 2005, the Company issued 100,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $68,910. In April 2005, the Company issued 410,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $195,900. In May 2005, the Company issued 25,000 warrants to consultants in exchange for services rendered. Consulting costs charged to operations were $9,250.  In December 2005, the Company issued 33,583 warrants to consultants in exchange for services. Consulting costs charged to operations were $24,571.  The fair market value for the warrants issued in 2005 ranged from $0.37 to $1.01.

In May 2006, 350,000 warrants were exercised for $334,000 resulting in 350,000 shares issued. During April, May and June, the Company issued 60,000 warrants to consultants in exchange for services. Consulting costs charged to operations were $58,400. In August and September 2006, 732,534 warrants were exercised for $693,357 resulting in 732,534 shares issued. During the three months ended September 30, 2006, the Company issued 335,000 warrants to consultants in exchange for services. At December 31, 2006, $155,814 of these costs have been charged to operations with the remaining $84,019 recorded as prepaid consulting expense as it represents payments for future services and the warrants are fully vested and non-forfeitable. As of December 31, 2007, the prepaid expense has been fully recognized. In November 2006, 100,000 warrants were forfeited. During the three months ended December 31, 2006, the Company issued 85,000 warrants to consultants in exchange for services. Consulting costs charged to operations were $71,790. The fair market value for the warrants issued in 2006 ranged from $0.67 to $1.11.

During the three months ended March 31, 2007, the Company issued 85,000 warrants to consultants in exchange for services.  Consulting costs charged to operations were $75,933.  During the three months ended June 30, 2007, the Company issued 85,000 warrants to consultants in exchange for services.  Consulting costs charged to operations were $98,185.  In April and May 2007, 260,000 warrants were exercised for $196,900 resulting in 260,000 shares being issued.  In May 2007, 10,000 warrants were forfeited.  During the three months ended September 30, 2007, the Company issued 135,000 warrants to consultants in exchange for services.  Consulting costs charged to operations were $250,342.  During the three months ended September 30, 2007, 2,305,756 warrants were exercised for $2,219,657 resulting in 2,305,756 shares being issued.  350,000 of the warrants exercised had an exercise price of $1.00 that was reduced to $0.90.  Additional consulting costs of $35,000 were charged to operations as a result of the reduction of the exercise price of the 350,000 warrants.  During the three months ended December 31, 2007, 1,502,537 warrants were exercised for $1,327,072 resulting in 1,051,656 shares being issued and 330,881 shares committed to be issued as of December 31, 2007 and then issued January 2, 2008.  65,874 of the warrants exercised had an exercise price of $1.00 that was reduced to $0.80.  Additional consulting costs of $13,175 were charged to operations as a result of the reduction of the exercise price of the 65,874 warrants. In December 2007, 10,000 warrants were forfeited.  The fair market value for the warrants issued in 2007 ranged from $0.80 to $2.19.

During the three months ended March 31, 2008, the Company issued 60,000 warrants to consultants in exchange for services.  Consulting costs charged to operations were $40,657.  During the three months ended March 31, 2008, 197,013 warrants were exercised for $184,402 resulting in 197,013 shares being issued.  24,050 of the warrants exercised had an exercise price of $1.00 that was reduced to $0.80.  Additional consulting costs of $4,810 were charged to operations as a result of the reduction of the exercise price of the 24,050 warrants.  During the three months ended March 31, 2008, 143,999 warrants were forfeited.  Additionally, 330,881 shares committed to be issued as of December 31, 2007 were issued January 2, 2008.  During the three months ended June 30, 2008, the Company issued 12,000 warrants to consultants in exchange for services.  Consulting costs charged to operations were $5,254.   During the three months ended June 30, 2008, 1,075,104 warrants were exercised for $980,064 resulting in 1,075,104 shares being issued.  576,012 of the warrants exercised had an exercise price of $1.00 that was reduced to $0.90.  Additional consulting costs of $57,602 were charged to operations as a result of the reduction of the exercise price of the 576,012 warrants.  15,050 of the warrants exercised had an exercise price of $1.00 that was reduced to $0.80.  Additional consulting costs of $3,010 were charged to operations as a result of the reduction of the exercise price of the 15,050 warrants.  During the three months ended September 30, 2008, the Company issued 21,500 warrants to consultants in exchange for services.  Consulting costs charged to operations were $22,023.   During the three months ended September 30, 2008, 1,156,555 warrants were exercised for $1,081,704 resulting in 1,156,555 shares being issued.  During the three months ended December 31, 2008, the Company issued 708,055 warrants to consultants in exchange for services.  Consulting costs charged to operations were $384,464.  During the three months ended December 31, 2008, 203,500 warrants were exercised for $172,000 resulting in 203,500 shares being issued.  The fair market value for the warrants issued in 2008 ranged from $0.58 to $1.03.

During the three months ended March 31, 2009, the Company issued 243,612 warrants to consultants in exchange for services.  Consulting costs charged to operations were $131,476.  During the three months ended March 31, 2009, 292,112 warrants were exercised for $219,084 resulting in 292,112 shares being issued.  292,112 of the warrants exercised had an exercise price of $0.935 that was reduced to $0.75.  Additional consulting costs of $17,961 were charged to operations as a result of the reduction of the exercise price of the 292,112 warrants.  During the three months ended June 30, 2009, the Company issued 101,500 warrants to consultants in exchange for services.  Consulting costs charged to operations were $49,684.  During the three months ended June 30, 2009, 1,830,164 warrants were exercised for $1,380,124 resulting in 1,830,164 shares being issued.  1,800,164 of the warrants exercised had an exercise price of $0.935 that was reduced to $0.75.  Additional consulting costs of $118,833 were charged to operations as a result of the reduction of the exercise price of the 1,800,164 warrants.  Also, the Company paid $94,508 and issued 126,012 shares of common stock as a cost of capital at a fair market value of $151,214 to Chicago Investment Group of Illinois, L.L.C. as a placement agent for the transaction of exercising 1,800,164 warrants.  The cash costs have been off-set against the proceeds received and the shares of common stock are classified as stock for services and the fair market value of the common stock as a cost of capital.  During the three months ended June 30, 2009, 1,283,508 warrants were forfeited. During the three months ended September 30, 2009, the Company issued 167,833 warrants to consultants in exchange for services.  Consulting costs charged to operations were $110,941.  During the three months ended September 30, 2009, 545,625 warrants were exercised for $409,219 resulting in 545,625 shares being issued.  400,000 of the warrants exercised had an exercise price of $0.98 that was reduced to $0.75. 145,625 of the warrants exercised had an exercise price of $0.935 that was reduced to $0.75.  Additional consulting costs of $45,888 were charged to operations as a result of the reduction of the exercise price of the 545,625 warrants. During the three months ended September 30, 2009, 150,000 warrants were forfeited. During the three months ended December 31, 2009, the Company issued 987,667 warrants to consultants in exchange for services.  Consulting costs charged to operations were $562,780.  During the three months ended December 31, 2009, 338,000 warrants were exercised for $253,500 resulting in 338,000 shares being issued.  101,333 of the warrants exercised had an exercise price of $0.935 that was reduced to $0.75. 236,667 of the warrants exercised had an exercise price of $1.00 that was reduced to $0.75.  Additional consulting costs of $26,647 were charged to operations as a result of the reduction of the exercise price of the 338,000 warrants. During the three months ended December 31, 2009, 610,000 warrants were forfeited. The fair market value for the warrants issued in 2009 ranged from $0.48 to $0.63.

There are no provisions or obligations that would require the Company to cash settle any of its outstanding warrants. The equity classification of the Company's warrants is appropriate considering that all warrants provide the counterparties the right to purchase a fixed number of shares at a fixed price and the terms are not subject to any potential adjustments.

(f) In December 2003, the Company commenced an offering for sale of restricted common stock. As of December 31, 2003, the Company had sold 874,871 shares at an average gross price of $1.18 per share. As of December 31, 2003, the Company had received net proceeds of $292,472 and recorded a stock subscription receivable of $87,875 for stock subscriptions prior to December 31, 2003 for which payment was received subsequent to December 31, 2003. The transaction is a Regulation S offering to foreign investors as defined by Regulation S of the Securities Act. The restricted shares cannot be traded for 12 months. After the first 12 months, sales of the shares are subject to restrictions under rule 144 for an additional year. The Company used a placement agent to assist with the offering. Costs related to the placement agent of $651,771 have been off-set against the gross proceeds of $1,032,118 and therefore are reflected as a direct reduction of equity at December 31, 2003. At December 31, 2003, 195,051 shares had not yet been issued. These shares were issued in the first quarter of 2004.

In 2004, the Company sold 2,274,672 shares of restricted common stock under this offering of which 1,672,439 shares were issued in the first quarter 2004 and 602,233 were issued in the second quarter 2004. Shares were sold during 2004 at an average gross price of $1.05 per share with net proceeds of $793,137.  Costs related to the placement agent for proceeds received in 2004 of $1,588,627 have been off-set against gross proceeds of $2,381,764. On June 25, 2004, the Company entered into an agreement to sell 1,333,333 shares of common stock at a purchase price of $.75 per share for an aggregate purchase price of $1,000,000. Payments were received in four installments, the last of which was on August 9, 2004. Stock issuance costs included 66,665 shares of stock valued at $86,666 and cash costs of $69,000. The cash costs have been off-set against the proceeds received. In conjunction with the sale of the common stock, the Company issued 1,333,333 warrants with an exercise price of $1.00 and a termination date of three years from the installment payment dates. In addition, the Company has given the investors an option to purchase 1,333,333 shares of additional stock including the attachment of warrants under the same terms as the original agreement. This option expired February 8, 2005.   On November 16, 2004, the Company completed a private placement transaction with fourteen (14) accredited investors, pursuant to which the Company sold 530,166 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $397,625. In connection with the sale of the common stock, the Company also issued warrants to the investors to purchase up to 795,249 shares of our common stock at an exercise price of $1.00 per share. The Company paid $39,764 and issued 198,812 warrants to Venture Catalyst, LLC as placement agent for this transaction. The cash costs have been off-set against the proceeds received.

During the three months ended March 31, 2005, the Company completed a private placement transaction with eight (8) accredited investors, which were registered effective June 20, 2005, pursuant to which the Company sold 214,666 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $161,000. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 322,000 shares of common stock at an exercise price of $1.00 per share. The Company paid $16,100 and issued 80,500 warrants to Venture Catalyst, LLC as placement agent for this transaction. The cash costs have been off-set against the proceeds received.  During the three months ended June 30, 2005, the Company completed a private placement transaction with four (4) accredited investors, which were registered effective June 20, 2005, pursuant to which the Company sold 230,333 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $172,750. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 325,500 shares of common stock at an exercise price of $1.00 per share. The Company paid $16,275 and issued 81,375 warrants to Venture Catalyst, LLC as placement agent for this transaction. The cash costs have been off-set against the proceeds received.  During the three months ended September 30, 2005, the Company completed a private placement transaction with twelve (12) accredited investors pursuant to which the Company sold 899,338 shares of common stock at a purchase price of $0.75 per share of which 109,333 are committed to be issued at December 31, 2005, for an aggregate purchase price of $674,500. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 1,124,167 shares of common stock at an exercise price of $0.935 per share. The Company paid $87,685 and committed to issue 79,000 shares of common stock at a fair market value of $70,083 to Network 1 Financial Securities, Inc. as placement agent for this transaction which is accrued at December 31, 2005. The cash and common stock costs have been off-set against the proceeds received.  During the three months ended December 31, 2005, the Company completed a private placement transaction with sixty-two (62) accredited investors pursuant to which the Company sold 10,065,605 shares of common stock at a purchase price of $0.75 per share of which 5,126,019 are committed to be issued at December 31, 2005, for an aggregate purchase price of $7,549,202. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 12,582,009 shares of common stock at an exercise price of $0.935 per share. The Company paid $959,540, issued 46,667 shares of common stock at a fair market value of $46,467, issued 30,550 warrants, and committed to issue 950,461 shares of common stock at a fair market value of $894,593 to a syndicate led by Network 1 Financial Securities, Inc. as placement agent for this transaction which is accrued at December 31, 2005. The cash and common stock costs have been off-set against the proceeds received.

In January 2006, the Company issued 5,235,352 shares committed to be issued at December 31, 2005 for shares sold in 2005. In February 2006, the Company issued 1,029,460 shares committed to be issued at December 31, 2005 for stock issuance costs related to shares sold in 2005. The total value for these shares was $964,676 which was based on the market value of the shares issued and was recorded as an accrued liability at December 31, 2005.  During the three months ended March 31, 2006, the Company completed a private placement transaction with five (5) accredited investors pursuant to which the Company sold 466,833 shares of common stock at a purchase price of $0.75 per share for an aggregate purchase price of $350,125. In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 466,833 shares of common stock at an exercise price of $0.935 per share. The Company paid $35,013 and issued 46,683 shares of common stock at a fair market value of $41,815 to Chicago Investment Group, L.L.C. as placement agent for this transaction. The cash costs have been off-set against the proceeds received.  In May 2006, the Company completed a private placement transaction with two (2) accredited investors pursuant to which the Company sold a total of 153,647 shares of common stock at an average purchase price of $1.37 per share, for an aggregate purchase price of $210,000. In connection with the sale of common stock, the Company also issued warrants to the 2 investors to purchase up to 76,824 shares of common stock at an average exercise price of $2.13 per share.  In September 2006, the Company completed a private placement transaction with seven (7) accredited investors pursuant to which the Company sold a total of 708,200 shares of common stock at a purchase price of $1.00 per share, for an aggregate purchase price of $708,200. The Company paid $92,067 and issued 70,820 shares of common stock at a fair market value of $84,984 to Network 1 Financial Securities, Inc. as placement agent for this transaction. The cash costs have been off-set against the proceeds received.  In October 2006 the Company completed a private placement transaction with 15 accredited investors pursuant to which the Company sold a total of 915,000 shares of common stock at a purchase price of $1.00 per share, for an aggregate purchase price of $915,000. The Company paid $118,950 and issued 91,500 shares of common stock at a fair market value of $118,500 to Network 1 Financial Securities, Inc. as placement agent for this transaction. The cash costs have been off-set against the proceeds received.  During the three months ended December 31, 2006, the Company completed a private placement transaction with 10 accredited investors pursuant to which the Company sold 1,400,000 shares of common stock at a purchase price of $1.00 per share of which 150,000 are committed to be issued at December 31, 2006, for an aggregate purchase price of $1,400,000. The Company paid $137,500, issued 125,000 shares of common stock at a fair market value of $148,750, and committed to pay $16,500 and to issue 15,000 shares of common stock at a fair market value of $17,550 to Chicago Investment Group of Illinois, L.L.C. as a placement agent for this transaction which is accrued at December 31, 2006. The cash and accrued stock costs have been off-set against the proceeds received.

In January 2007, the Company issued 150,000 shares committed to be issued at December 31, 2006 for shares sold in 2006.  In January 2007, the Company also issued 15,000 shares committed to be issued at December 31, 2006 for common stock costs related to shares sold in 2006.  The total value for these shares was $17,550 which was based on the market value of the shares issued and was recorded as an accrued liability at December 31, 2006.  In January and February 2007, the Company completed a private placement transaction with six accredited investors pursuant to which the Company sold a total of 265,000 shares of common stock at a purchase price of $1.00 per share, for an aggregate purchase price of $265,000.  The Company paid $29,150 and issued 26,500 shares of common stock at a fair market value of $32,130 to Chicago Investment Group of Illinois, L.L.C. as a placement agent for this transaction.  The cash costs have been off-set against the proceeds received.  Also in January and February 2007, the Company completed a private placement transaction with 13 accredited investors pursuant to which the Company sold a total of 1,745,743 shares of common stock at a purchase price of $1.05 per share, for an aggregate purchase price of $1,833,031.  The Company paid $238,293 and issued 174,574 shares of common stock at a fair market value of $200,760 to Network 1 Financial Securities, Inc. as placement agent for this transaction.  The cash costs have been off-set against the proceeds received.

In May and June 2009 the Company completed a private placement transaction with accredited investors pursuant to which the Company sold a total of 1,750,000 shares of common stock at a purchase price of $0.90 per share, for an aggregate purchase price of $1,575,000.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 875,000 shares of common stock at an exercise price of $1.00 per share. The Company paid $227,250 and issued 175,000 shares of common stock at a fair market value of $197,750 to Maxim Group, LLC as a placement agent for this transaction.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes.  During the three months ended June 30, 2009, the Company completed a private placement transaction with accredited investors pursuant to which the Company sold a total of 2,868,994 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $2,151,749.  186,667 of the 2,868,994 common shares sold were committed to be issued but not outstanding at June 30, 2009 and which were issued in July 2009.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 1,434,510 shares of common stock at an exercise price of $1.50 per share. The Company paid $255,323, has accrued $24,404 to be paid as of June 30, 2009, which was paid in July 2009, and was committed to issue 286,900 shares of common stock at June 30, 2009 at a fair market value of $295,507 to Network 1 Financial Securities, Inc. as placement agent for this transaction, which were issued in August 2009.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes.  In July 2009 the Company completed a private placement transaction with accredited investors pursuant to which the Company sold a total of 1,040,570 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $780,427.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 520,120 shares of common stock at an exercise price of $1.50 per share.  The Company paid $101,485 and issued 100,016 shares of common stock in August 2009 at a fair market value of $95,015 to Network 1 Financial Securities, Inc. as placement agent for this transaction.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes. In July and September 2009 the Company completed a private placement transaction with a total of two accredited investors pursuant to which the Company sold a total of 309,000 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $231,750.  The proceeds received are for general corporate purposes.  In September 2009 the Company completed a private placement transaction with accredited investors pursuant to which the Company sold a total of 1,696,733 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $1,272,550.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 848,366 shares of common stock at an exercise price of $1.00 per share. The Company paid $180,432 and was committed to issue 169,673 shares of common stock at a fair market value of $169,673 to Maxim Group, LLC as a placement agent for this transaction which were issued in November 2009.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes. During the three months ended December 31, 2009, the Company completed a private placement transaction with accredited investors pursuant to which the Company sold a total of 1,486,367 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $1,114,775.  266,600 of the 1,486,367 common shares sold are committed to be issued but not outstanding at December 31, 2009 and which were issued in January 2010.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 743,185 shares of common stock at an exercise price of $0.95 per share. The Company paid $118,926, has accrued $25,994 to be paid as of December 31, 2009, which was paid in January 2010, and is committed to issue 148,637 shares of common stock at December 31, 2009 at a fair market value of $132,287 to Network 1 Financial Securities, Inc. as placement agent for this transaction.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes.  In December 2009 the Company completed a private placement transaction with an accredited investor pursuant to which the Company sold a total of 500,000 shares of common stock at a purchase price of $0.75 per share, for an aggregate purchase price of $375,000.  In connection with the sale of common stock, the Company also issued warrants to the investors to purchase up to 250,000 shares of common stock at an exercise price of $1.00 per share. The Company paid $48,750 and is committed to issue 50,000 shares of common stock at a fair market value of $45,000 to Maxim Group, LLC as a placement agent for this transaction at December 31, 2009, which were issued in January 2010.  The cash costs have been off-set against the proceeds received, which are for general corporate purposes.

(g) Pursuant to a Standby Equity Distribution Agreement (“SEDA”) dated July 28, 2004 between the Company and Cornell Capital Partners, L.P. (“Cornell”), the Company could, at its discretion, issue shares of common stock to Cornell at any time until June 28, 2006. As of December 31, 2006 there were no shares issued pursuant to the SEDA. The facility is subject to having in effect a registration statement covering the shares. A registration statement covering 2,023,552 shares was declared effective by the Securities and Exchange Commission on November 16, 2004. The maximum aggregate amount of the equity placements pursuant to the SEDA was $20 million, and the Company could draw down up to $1 million per month. Pursuant to the SEDA, on July 28, 2004, the Company issued 190,084 shares of common stock to Cornell and 7,920 shares of common stock to Newbridge Securities Corporation as commitment shares. These 198,004 shares had a FMV of $310,866 on July 28, 2004 which was being amortized over the term of the commitment period which was one year from the date of registration. The full amount was amortized as of December 31, 2006.

(h) The Company issued 175,000 warrants each month from March 2005 to November 2005, resulting in total warrants of 1,575,000, to Gryffindor Capital Partners I, L.L.C. pursuant to the terms of the Second Amended and Restated Note dated November 26, 2004. Total interest costs charged to operations were $985,010.

5.           Stock Incentive Plan and Warrants

The Company maintains one long-term incentive compensation plan, the Provectus Pharmaceuticals, Inc. 2002 Stock Plan, which provides for the issuance of up to 10,000,000 shares of common stock pursuant to stock options, stock appreciation rights, stock purchase rights and long-term performance awards granted to key employees and directors of and consultants to the Company.

Options granted under the 2002 Stock Plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or options which are not incentive stock options. The stock options are exercisable over a period determined by the Board of Directors (through its Compensation Committee), but generally no longer than 10 years after the date they are granted.

Included in the results for the years ended December 31, 2009 and 2008 is $870,937 and $1,946,066, respectively, of stock-based compensation expense which relates to the fair value of stock options, net of expected forfeitures, which vested over the related employees’ requisite service periods as of June 2009 when 100% vested.

For stock options granted to employees during 2009 and 2008, the Company has estimated the fair value of each option granted using the Black-Scholes option pricing model with the following assumptions:

	2009	2008
Weighted average fair value per options granted	$0.92	$0.94
Significant assumptions (weighted average) risk-free interest rate at grant date	0.25%	0.25% - 4.0%
Expected stock price volatility	94% - 100%	100% - 105%
Expected option life (years)	10	10

On March 1, 2004, the Company issued 1,200,000 stock options to employees. The options vest over three years with 225,000 options vesting on the date of grant. The exercise price is the fair market price on the date of issuance. On May 27, 2004, the Company issued 100,000 stock options to the Board of Directors. The options vested immediately on the date of grant. The exercise price is the fair market price on the date of issuance. On June 28, 2004, the Company issued 100,000 stock options to an employee. The options vest over four years with 25,000 options vesting on the date of grant. The exercise price is the fair market price on the date of issuance.

On January 7, 2005, the Company issued 1,200,000 stock options to employees. The options vest over four years with no options vesting on the date of grant. The exercise price is the fair market price on the date of issuance. On May 19, 2005, the Company issued 100,000 stock options to the Board of Directors. The options vested immediately on the date of grant. The exercise price is the fair market price on the date of issuance. On May 25, 2005, the Company issued 1,200,000 stock options to employees. The options vest over three years with no options vesting on the date of grant. The exercise price is $0.75 which is greater than the fair market price on the date of issuance. On December 9, 2005, the Company issued 775,000 stock options to employees. The options vest over three years with no options vesting on the date of grant. The exercise price is the fair market price on the date of issuance. During 2005, an employee of the Company exercised 26,516 options at an exercise price of $1.10 per share of common stock for $29,167.

Two employees of the Company exercised a total of 114,979 options during the three months ended March 31, 2006 at an exercise price of $1.10 per share of common stock for $126,477. On June 23, 2006, the Company issued 4,000,000 stock options to employees. The options vest over three years with no options vesting on the date of grant. The exercise price is the fair market price on the date of issuance. On June 23, 2006, the Company issued 200,000 stock options to its Members of the Board. The options vested on the date of grant. The exercise price is the fair market price on the date of issuance. One employee of the Company exercised a total of 7,166 options during the three months ended June 30, 2006 at an exercise price of $1.10 per share of common stock for $7,882 and another employee of the Company exercised a total of 12,500 options during the three months ended June 30, 2006 at an exercise price of $0.32 per share of common stock for $4,000. One employee of the Company exercised a total of 14,000 options during the three months ended September 30, 2006 at an exercise price of $1.10 per share of common stock for $15,400 and another employee of the Company exercised a total of 3,125 options during the three months ended September 30, 2006 at an exercise price of $0.32 per share of common stock for $1,000. One employee of the Company exercised a total of 7,000 options during the three months ended December 31, 2006 at an exercise price of $1.10 per share of common stock for $7,700.

One employee of the Company exercised a total of 120,920 options during the three months ended March 31, 2007 at an exercise price of $1.10 per share of common stock for $133,012.  Another employee of the Company exercised a total of 9,375 options during the three months ended March 31, 2007 at an exercise price of $0.32 per share of common stock for $3,000.   One employee of the Company exercised a total of 100,000 options during the three months ended September 30, 2007 at an exercise price of $0.64 per share of common stock for $64,000.  Another employee of the Company exercised a total of 25,000 options during the three months ended September 30, 2007 at an exercise price of $0.32 per share of common stock for $8,000.  One employee of the Company exercised a total of 50,000 options during the three months ended December 31, 2007 at an exercise price of $0.64 per share of common stock for $32,000.  Another employee of the Company exercised a total of 6,250 options during the three months ended December 31, 2007 at an exercise price of $0.32 per share of common stock for $2,000.  On June 21, 2007, the Company issued 200,000 stock options to its Members of the Board.  The options vested on the date of grant.  The exercise price is the fair market price on the date of issuance.

One employee of the Company exercised a total of 193,281 options during the three months ended June 30, 2008 at an exercise price of $0.32 to $1.02 per share of common stock for $109,600.  Another employee of the Company exercised a total of 44,795 options during the three months ended June 30, 2008 at an exercise price of $1.10 per share of common stock for $49,275.  One employee of the Company exercised a total of 66,666 options during the three months ended December 31, 2008 at an exercise price of $0.94 per share of common stock for $62,666.  On June 3, 2008, the Company issued 50,000 stock options to a newly appointed member of the board of directors.  The options vested on the date of grant.  The exercise price is the fair market price on the date of issuance.  On June 27, 2008, the Company issued 200,000 stock options to its re-elected members of the board of directors.  The options vested on the date of grant.  The exercise price is the fair market price on the date of issuance.

One employee of the Company exercised a total of 156,250 options during the three months ended June 30, 2009 at an exercise price of $0.64 per share of common stock for $100,000.  Another employee of the Company exercised a total of 150,000 options during the three months ended June 30, 2008 at an exercise price of $0.64 per share of common stock for $96,000.  On June 19, 2009, the Company issued 250,000 stock options to its re-elected Members of the Board.  The options vested on the date of grant.  The exercise price is the fair market price on the date of issuance, and all options were outstanding at June 30, 2009. One employee of the Company exercised options during the three months ended September 30, 2009 at an exercise price of $1.02 per share of common stock for $20,400 for 20,000 options and an exercise price of $0.94 per share of common stock for $47,000 for 50,000 options. One employee of the Company exercised options during the three months ended December 31, 2009 at an exercise price of $1.02 per share of common stock for $15,300 for 15,000 options and an exercise price of $0.94 per share of common stock for $78,334 for 83,334 options.

The following table summarizes the options granted, exercised and outstanding as of December 31, 2008 and 2009:

	Shares	Exercise Price Per Share	Weighted Average Exercise Price

Outstanding at January 1, 2008	8,903,169	$0.32 – 1.50	$0.93
Granted	250,000	$1.00 – 1.16	$1.03
Exercised	(304,742)	$0.32 – 1.10	$0.73
Forfeited	--	--	--

Outstanding at December 31, 2008	8,848,427	$0.32 – 1.50	$0.94

Options exercisable at December 31, 2008	7,215,091	$0.32 – 1.50	$0.94

Outstanding at January 1, 2009	8,848,427	$0.32 – 1.50	$0.94
Granted	250,000	$1.04	$1.04
Exercised	(474,584)	$0.64 – 1.02	$0.75
Forfeited	--	--	--

Outstanding at December 31, 2009	8,623,843	$0.32 – 1.50	$0.95

Options exercisable at December 31, 2009	8,623,843	$0.32 – 1.50	$0.95

The following table summarizes information about stock options outstanding at December 31, 2009.

Exercise Price	Number Outstanding at December 31, 2009	Weighted Average Remaining contractual Life	Outstanding Weighted Average Exercise price	Number Exercisable at December 31, 2009	Exercisable Weighted Average Exercise Price

$0.32	93,750	3.58 years	$0.32	93,750	$0.32
$0.60	75,000	3.58 years	$0.60	75,000	$0.60
$1.10	864,624	4.17 years	$1.10	864,624	$1.10
$0.95	100,000	4.42 years	$0.95	100,000	$0.95
$1.25	100,000	4.50 years	$1.25	100,000	$1.25
$0.64	705,469	5.00 years	$0.64	705,469	$0.64
$0.75	1,275,000	5.42 years	$0.75	1,275,000	$0.75
$0.94	575,000	5.92 years	$0.94	575,000	$0.94
$1.02	4,135,000	6.50 years	$1.02	4,135,000	$1.02
$1.50	200,000	7.50 years	$1.50	200,000	$1.50
$1.16	50,000	8.42 years	$1.16	50,000	$1.16
$1.00	200,000	8.50 years	$1.00	200,000	$1.00
$1.04	250,000	9.50 years	$1.04	250,000	$1.00
	8,623,843	6.01 years	$0.95	8,623,843	$0.95

The weighted-average grant-date fair value of options granted during 2009 was $0.92. The total intrinsic value of options exercised during the year ended December 31, 2009 which were in the money was $126,719.

The weighted-average grant-date fair value of options granted during 2008 was $0.94. The total intrinsic value of options exercised during the year ended December 31, 2008 was $109,430.

The following is a summary of nonvested stock option activity for the year ended December 31, 2009:

		Weighted Average
	Number of Shares	Grant-Date Fair Value

Nonvested at December 31, 2008	1,633,336	$0.90
Granted	250,000	$0.92
Vested	(1,883,336)	$0.90
Canceled	--	--
Nonvested at December 31, 2009	--	$--

As of December 31, 2009, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.  The total fair value of shares vested during the year ended December 31, 2009 was $1,693,003.

The following is a summary of the aggregate intrinsic value of shares outstanding and exercisable at December 31, 2009. The aggregate intrinsic value of stock options outstanding and exercisable is defined as the difference between the market value of the Company’s stock as of the end of the period and the exercise price of the stock options which are in the money.

	Number of Shares	Aggregate Intrinsic Value

Outstanding and Exercisable at December 31, 2009	8,623,843	$--

The following table summarizes the warrants granted, exercised and outstanding as of December 31, 2008 and 2009.

	Warrants	Exercise Price Per Warrant	Weighted Average Exercise Price

Outstanding at January 1, 2008	22,999,788	$0.75 – 2.16	$0.96
Granted	801,555	$0.90 – 2.00	$1.11
Exercised	(2,632,172)	$0.75 – 1.00	$0.94
Forfeited	(143,999)	1.00	$1.00

Outstanding at December 31, 2008	21,025,172	$0.75 – 2.16	$0.97

Warrants exercisable at December 31, 2008	21,025,172	$0.75 – 2.16	$0.97

Outstanding at January 1, 2009	21,025,172	$0.75 – 2.16	$0.97
Granted	6,171,791	$0.91 – 1.50	$1.16
Exercised	(3,005,901)	$0.94 – 1.00	$0.95
Forfeited	(2,043,508)	1.01	$1.01

Outstanding at December 31, 2009	22,147,554	$0.75 – 2.16	$1.02

Warrants exercisable at December 31, 2009	22,147,554	$0.75 – 2.16	$1.02

The following table summarizes information about warrants outstanding at December 31, 2009.

Exercise Price	Number Outstanding and Exercisable at December 31, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$0.75	65,000	1.75	$0.75
$0.90	2,000	1.50	$0.90
$0.91	1,000	3.00	$0.91
$0.92	1,500	2.00	$0.92
$0.935	12,670,325	0.91	$0.935
$0.95	746,183	4.82	$0.95
$1.00	4,798,916	2.74	$1.00
$1.03	1,500	2.50	$1.03
$1.05	1,000,000	2.05	$1.05
$1.12	10,000	1.17	$1.12
$1.16	10,000	0.42	$1.16
$1.25	725,000	0.69	$1.25
$1.50	2,004,630	2.33	$1.50
$1.59	1,500	1.75	$1.59
$1.75	60,000	2.03	$1.75
$2.00	50,000	1.17	$2.00
	22,147,554	1.62	$1.02

6. Convertible Debt.

(a)           Pursuant to a Convertible Secured Promissory Note and Warrant Purchase Agreement dated November 26, 2002 (the “Purchase Agreement”) between the Company and Gryffindor Capital Partners I, L.L.C., a Delaware limited liability company (“Gryffindor”), Gryffindor purchased the Company's $1 million Convertible Secured Promissory Note dated November 26, 2002 (the “Note”). The Note bore interest at 8% per annum, payable quarterly in arrears, and was due and payable in full on November 26, 2004. Subject to certain exceptions, the Note was convertible into shares of the Company's common stock on or after November 26, 2003, at which time the principal amount of the Note was convertible into common stock at the rate of one share for each $0.737 of principal so converted and any accrued but unpaid interest on the Note was convertible at the rate of one share for each $0.55 of accrued but unpaid interest so converted. The Company's obligations under the Note were secured by a first priority security interest in all of the Company's assets, including the capital stock of the Company's wholly owned subsidiary Xantech Pharmaceuticals, Inc., a Tennessee corporation (“Xantech”). In addition, the Company's obligations to Gryffindor were guaranteed by Xantech, and Xantech's guarantee was secured by a first priority security interest in all of Xantech's assets.

Pursuant to the Purchase Agreement, the Company also issued to Gryffindor and to another individual Common Stock Purchase Warrants dated November 26, 2002 (the “Warrants”), entitling these parties to purchase, in the aggregate, up to 452,919 shares of common stock at a price of $0.001 per share. Simultaneously with the completion of the transactions described in the Purchase Agreement, the Warrants were exercised in their entirety. The $1,000,000 in proceeds received in 2002 was allocated between the long-term debt and the warrants on a pro-rata basis. The value of the warrants was determined using a Black-Scholes option pricing model. The allocated fair value of these warrants was $126,587 and was recorded as a discount on the related debt and amortized over the life of the debt using the effective interest method.

In 2003, an additional $25,959 of principal was added to the 2002 convertible debt outstanding.

Pursuant to an agreement dated November 26, 2004 between the Company and Gryffindor, the Company issued Gryffindor a Second Amended and Restated Senior Secured Convertible Note dated November 26, 2004 in the amended principal amount of $1,185,959 which included the original note principal plus accrued interest. The second amended note bore interest at 8% per annum, payable quarterly in arrears, was due and payable in full on November 26, 2005, and amended and restated the amended note in its entirety. Subject to certain exceptions, the Note was convertible into shares of the Company's common stock on or after November 26, 2004, at which time the principal amount of the Note was convertible into common stock at the rate of one share for each $0.737 of principal so converted and any accrued but unpaid interest on the Note was convertible at the rate of one share for each $0.55 of accrued but unpaid interest so converted. The Company issued warrants to Gryffindor to purchase up to 525,000 shares of the Company's common stock at an exercise price of $1.00 per share in satisfaction of issuing Gryffindor the Second Amended and Restated Senior Secured Convertible Note dated November 26, 2004. The value of these warrants was determined to be $105,250 using a Black-Scholes option-pricing model and was recorded as a discount on the related debt and was amortized over the life of the debt using the effective interest method. Amortization of $95,157 has been recorded as additional interest expense as of December 31, 2005.  The Company recorded additional expense of $36,945 related to the beneficial conversion feature of the interest on the Gryffindor convertible debt as of December 31, 2005.

On November 26, 2005 the Company entered into a redemption agreement with Gryffindor to pay $1,185,959 of the Gryffindor convertible debt and accrued interest of $94,877. Also on November 26, 2005 the Company issued a legal assignment attached to and made a part of that certain Second Amended and Restated Senior Secured Convertible Note dated November 26, 2004 in the original principal amount of $1,185,959 together with interest of $94,877 paid to the order of eight investors dated November 26, 2005 for a total of $1,280,836. The Company subsequently entered into debt conversion agreements with seven of the investors for an aggregate of $812,000 of convertible debt which was converted into 1,101,764 shares of common stock at $0.737 per share. As of December 31, 2005, the Company had $468,836 in principal and $3,647 in accrued interest owed to holders of the convertible debentures due on November 26, 2006. At December 31, 2005, the Company recorded additional interest expense of $2,584 related to the beneficial conversion feature of the interest on the November 2005 convertible debt. The $1,280,836 in principal was issued when the conversion price was lower than the market value of the Company's common stock on the date of issue. As a result, a discount of $404,932 was recorded for this beneficial conversion feature. The debt discount of $404,932 is being amortized over the life of the debt using the effective interest method. At December 31, 2005, $270,924 of the debt discount has been amortized which includes $256,711 of the unamortized portion of the debt discount related to the debt which was converted.  In conjunction with the November 26, 2005 financing, the Company incurred debt issuance costs consisting of cash of $128,082, 356,335 shares of common stock valued at $345,645 and 1,000,000 warrants valued at $789,000. The warrants are exercisable over five years, have an exercise price of $1.00, a fair market value of $0.79 and were valued using the Black-Scholes option-pricing model. The total debt issuance costs of $1,262,727 were recorded as an asset and amortized over the term of the debt. At December 31, 2005, $835,294 of the debt issuance costs have been amortized which includes $800,520 related to the debt that was converted as of December 31, 2005. The 356,335 shares of common stock were not issued as of December 31, 2005 and therefore have been recorded as an accrued liability at December 31, 2005.

In May 2006, the Company entered into a debt conversion agreement with one of the November 2005 accredited investors for $86,586 of its convertible debt which was converted into 117,483 shares of common stock at $0.737 per share. In addition, accrued interest expense of $3,078 due at the time of the debt conversion was paid in 5,597 shares of common stock. In June 2006, the Company entered into a debt conversion agreement with one of the November 2005 accredited investors for $382,250 of convertible debt which was converted into 518,657 shares of common stock at $0.737 per share. In addition, accrued interest expense of $15,800 due at the time of the debt conversion was paid in 28,727 shares of common stock.  As of December 31, 2006, all principal and accrued interest owed to holders of the November 2005 convertible debentures had been converted. At March 31, 2006, the Company recorded additional interest expense of $8,354 related to the beneficial conversion feature of the interest on the November 2005 convertible debt. At June 30, 2006, the Company recorded additional interest expense of $8,093 related to the beneficial conversion feature of the interest on the November 2005 convertible debt. In 2006 the remaining $417,886 of debt issuance costs have been amortized which includes $189,948 of the unamortized portion of the deferred loan costs related to the converted debt at the time of conversion. In 2006 the remaining debt discount of $134,008 has been amortized.

(b)           On November 19, 2003, the Company completed a short-term unsecured debt financing in the aggregate amount of $500,000. The notes bear interest of 8% and were due in full on November 19, 2004. The notes were convertible into common shares at a conversion rate equal to the lower of (i) 75% of the average market price for the 20 trading days ending on the 20th trading day subsequent to the effective date or (ii) $0.75 per share. Pursuant to the note agreements, the Company also issued warrants to purchase up to 500,000 shares of the Company's common stock at an exercise price of $1.00 per share. During 2005, 52,000 of the warrants were exercised and the remaining warrants expired on November 19, 2005.

The $500,000 proceeds received was allocated between the debt and the warrants on a pro-rata basis. The value of the warrants was determined using a Black-Scholes option-pricing model. The allocated fair value of these warrants was $241,655 and was recorded as a discount to the related debt. In addition, the conversion price was lower than the market value of the Company's common stock on the date of issue. As a result, an additional discount of $258,345 was recorded for this beneficial conversion feature. The combined debt discount of $500,000 was being amortized over the term of the debt using the effective interest method.

In conjunction with the debt financing, the Company issued warrants to purchase up to 100,000 shares of the Company's common stock at an exercise price of $1.25 per share in satisfaction of a finder's fee. The value of these warrants was determined to be $101,000 using a Black-Scholes option-pricing model. In addition, the Company incurred debt issuance costs of $69,530 which were payable in cash. Total debt issuance costs of $170,530 were recorded as an asset and amortized over the term of the debt. In 2004, in conjunction with the June 25, 2004 transaction (Note 4(1)), the Company entered into a redemption agreement for its $500,000 of short-term convertible debt. Payments on the convertible debt corresponded to payments received from the sale of common stock. As a result, the unamortized portion of the debt discount at the date of extinguishment of $193,308 and the unamortized portion of the deferred loan costs of $65,930 were recorded as a loss on extinguishment of debt. In addition to principal payments, the redemption payments included accrued interest and a premium payment of $100,519. This premium payment has been recorded as a loss on extinguishment. As part of this redemption, the Company repurchased the beneficial conversion feature amount of $258,345 in 2004.

(c)           On July 28, 2004, the Company entered into an agreement to issue 8% convertible debentures to Cornell in the amount of $375,000 which was due together with interest on July 28, 2007. This debt had a subordinated security interest in the assets of the Company. The Company issued a second secured convertible debenture on October 7, 2004 which had the same conversion terms as the prior debenture and was issued on the date the Company filed a registration statement for the shares underlying both debentures. This was due together with interest on October 7, 2007 and had a subordinated security interest in the assets of the Company. The debentures were convertible into common stock at a price per share equal to the lesser of (a) an amount equal to 120% of the closing Volume Weighed Average Price (VWAP) of the common stock as of the Closing Date ($1.88 on Closing Date) or (b) an amount equal to 80% of the lowest daily VWAP of the Company's common stock during the 5 trading days immediately preceding the conversion date. There was a floor conversion price of $.75 until December 1, 2004.

The accounting guidance requires the issuer to assume that the holder will not convert the instrument until the time of the most beneficial conversion. The accounting guidance also requires that if the conversion terms are based on an unknown future amount, which is the case in item (b) above, the calculation should be performed using the commitment date which in this case is July 28, 2004 and October 7, 2004, respectively. As a result, the beneficial conversion amount was computed using 80% of the lowest fair market value for the stock for the five days preceding July 28, 2004 and October 7, 2004, respectively, which resulted in a beneficial conversion amount of $254,006 and $106,250, respectively. The beneficial conversion amount was being amortized over the term of the debt which was three years.

In conjunction with the debt financing, the Company issued warrants to purchase up to 150,000 shares of the Company's common stock at an exercise price of $1.00 per share in satisfaction of a finder's fee. The value of warrants was determined to be $144,000 using a Black-Scholes option-pricing model. In addition, the Company incurred debt issuance costs of $162,500 which were payable in cash. Total debt issuance costs of $306,500 were recorded as an asset and amortized over the term of the debt.

In February 2005, the Company entered into a redemption agreement with Cornell Capital Partners to pay $50,000 of the Cornell convertible debt. As a result, the unamortized portion of the debt discount of $27,715 and deferred loan costs of $20,702, which related to this amount at the date of extinguishments, were recorded as a loss on extinguishment of debt. The Company also paid a $5,000 prepayment penalty which has been recorded as loss on extinguishment of debt. As part of this redemption, the Company has repurchased the beneficial conversion feature related to the redeemed amount of $16,449.

In March 2005, the Company entered into a debt conversion agreement with Cornell Capital Partners for $50,000 of its convertible debt which was converted into 66,667 shares of common stock at $0.75 per share. As a result of this conversion, the unamortized portion of the debt discount of $24,890 and deferred loan costs of $18,779, which related to this amount at the date of conversion, have been recorded as additional interest expense.

In April 2005, the Company entered into a redemption agreement with Cornell Capital Partners to pay $650,000 of the Cornell convertible debt. As a result, the unamortized portion of the debt discount of $233,425 and deferred loan costs of $205,741, which related to this amount at the date of extinguishments, were recorded as a loss on extinguishment of debt. The Company also paid a $65,000 prepayment penalty which has been recorded as loss on extinguishment of debt. As part of this redemption, the Company has repurchased the beneficial conversion feature related to the redeemed amount of $127,679.

 (d)           In March 2005, the Company entered into agreements to issue Senior Convertible Debentures to two (2) accredited investors with Network 1 Financial Securities, Inc. in the aggregate amount of $450,000. This debt has a security interest in the assets of the Company, a maturity date of March 30, 2007, and is convertible into shares of the Company's common stock at a per share conversion price of $0.75. In April 2005, the Company entered into agreements to issue Senior Convertible Debentures to five (5) accredited investors in the aggregate amount of $2,700,000. This debt has a security interest in the assets of the Company, a maturity date of March 30, 2007, and is convertible into shares of the Company's common stock at a per share conversion price of $0.75.

The Company was obligated to pay the principal of the Senior Convertible Debentures in installments as follows: Twelve (12) equal monthly payments of principal (the “Monthly Amount”) plus, to the extent not otherwise paid, accrued but unpaid interest plus any other obligations of the Company to the Investor under this Debenture, the Purchase Agreement, or the Registration Rights Agreement, or otherwise. The first such installment payment was due and payable on March 30, 2006, and subsequent installments shall be due and payable on the thirtieth (30th) day of each succeeding month thereafter (each a “Payment Date”) until the Company’s obligations under this Debenture is satisfied in full. The Company shall have the option to pay all or any portion of any Monthly Amount in newly issued, fully paid and nonassessable shares of Common Stock, with each share of Common Stock having a value equal to (i) eighty-five percent (85%) multiplied by (ii) the Market Price as of the third (3rd) Trading Day immediately preceding the Payment Date (the “Payment Calculation Date”).

Interest at the greater of (i) the prime rate (adjust monthly), plus 4% and (ii) 8% was due on a quarterly basis. At the time the interest was payable, upon certain conditions, the Company had the option to pay all or any portion of accrued interest in either cash or shares of the Company's common stock valued at 85% multiplied by the market price as of the third trading date immediately preceding the interest payment date.

The Company could prepay the Senior Convertible Debentures in full by paying the holders the greater of (i) 125% multiplied by the sum of the total outstanding principal, plus accrued and unpaid interest, plus default interest, if any or (ii) the highest number of shares of common stock issuable upon conversion of the total amount calculated pursuant to (i) multiplied by the highest market price for the common stock during the period beginning on the date until prepayment.

On or after any event or series of events which constitutes a fundamental change, the holder could, in its sole discretion, require the Company to purchase the debentures, from time to time, in whole or in part, at a purchase price equal to 110% multiplied by the sum of the total outstanding principal, plus accrued and unpaid interest, plus any other obligations otherwise due under the debenture. Under the senior convertible debentures, fundamental change means (i) any person becomes a beneficial owner of securities representing 50% or more of the (a) outstanding shares of common stock or (b) the combined voting power of the then outstanding securities; (ii) a merger or consolidation whereby the voting securities outstanding immediately prior thereto fail to continue to represent at least 50% of the combined voting power of the voting securities immediately after such merger or consolidation; (iii) the sale or other disposition of all or substantially all or the Company's assets; (iv) a change in the composition of the Board within two years which results in fewer than a majority of directors are directors as of the date of the debenture; (v) the dissolution or liquidation of the Company; or (vi) any transaction or series of transactions that has the substantial effect of any of the foregoing.

The Purchasers of the $3,150,000 in Senior Convertible Debentures also purchased Class A Warrants and Class B Warrants under the Securities Purchase Agreement. Class A Warrants are exercisable at any time between March 10, 2005 through and including March 30, 2010 depending on the particular Purchaser. Class B Warrants were exercisable for a period through and including 175 days after an effective registration of the common stock underlying the warrants, which began June 20, 2005 and ended December 12, 2005. The range of the per share exercise price of a Class A Warrant is $0.93 to $0.99 and the range of the per share exercise price of the Class B Warrant was $0.8925 to $0.945.

 The Purchasers of the Senior Convertible Debentures received a total of 4,200,000 Class A Warrants and a total of 2,940,000 Class B Warrants. 1,493,333 of the Class B Warrants were exercised in December, 2005 for proceeds of $1,122,481. The warrant holders were given an incentive to exercise their warrants due to the lowering of the exercise price to $0.75. Interest expense of $236,147 was recorded to recognize expense related to this conversion incentive. The remaining Class B Warrants were forfeited in December, 2005 at the expiration of their exercise period.

The $3,150,000 proceeds received in March and April 2005 was allocated between the debt and the warrants on a pro-rata basis. The value of the warrants was determined using a Black-Scholes option-pricing model. The allocated fair value of these warrants was $1,574,900 and was recorded as a discount to the related debt. In addition, the conversion prices were lower than the market value of the Company's common stock on the date of issue. As a result, an additional discount of $1,228,244 was recorded for this beneficial conversion feature. The combined debt discount of $2,803,144 was being amortized over the life of the debt using the effective interest method.

In June 2005, the Company entered into a debt conversion agreement with one of the April accredited investors for $150,000 of its convertible debt which was converted into 200,000 shares of common stock at $0.75 per share, and $2,833 of accrued interest was converted into 3,777 shares of common stock at $0.75 per share. In July 2005, the Company entered into a debt conversion agreement with two of the April accredited investors for an aggregate of $350,000 of convertible debt which was converted into 466,666 shares of common stock at $0.75 per share. In September 2005, the Company entered into a debt conversion agreement with one of the March accredited investors for $400,000 of its convertible debt which was converted into 533,333 shares of common stock at $0.75 per share. In October 2005, the Company entered into a debt conversion agreement with two of the March accredited investors for an aggregate of $100,000 of convertible debt which was converted into 133,334 shares of common stock at $0.75 per share. In November 2005, the Company entered into a debt conversion agreement with three of the April accredited investors for an aggregate of $675,000 of convertible debt which was converted into 900,000 shares of common stock at $0.75 per share.

In conjunction with the financing, the Company incurred debt issuance costs consisting of $387,500 in cash and 980,000 of warrants valued at $426,700. The warrants are exercisable over five years, have exercise prices ranging from $0.98 - $1.23, fair market values ranging from $0.42 - $0.44 and were valued using the Black-Scholes option pricing model. The total debt issuance costs of $814,200 were recorded as an asset and amortized over the term of the debt.

The Company chose to pay the quarterly interest due at June 30, 2005, September 30, 2005 and December 31, 2005 in common stock instead of cash. As a result, accrued interest at June 30, 2005 of $78,904 was paid in 165,766 shares of common stock resulting in additional interest expense of $28,843. 159,780 shares were issued July 11, 2005 and the remaining 5,986 shares were issued November 7, 2005. The accrued interest due September 30, 2005 of $72,985 was converted into 97,955 shares of common stock resulting in additional interest expense of $15,299. 66,667 of these shares were issued on September 30, 2005 and the remaining 31,288 shares were issued October 20, 2005. The interest due December 31, 2005 of $50,486 was converted into 65,742 shares of common stock resulting in additional interest expense of $10,922. The 65,742 shares were not issued as of December 31, 2005 and were recorded in accrued liabilities at December 31, 2005. The shares were issued January 9, 2006.

In January 2006, the Company entered into a debt conversion agreement with one of the March 2005 accredited investors for $250,000 of its convertible debt which was converted into 333,333 shares of common stock at $0.75 per share. In March 2006, the Company entered into a total of three debt conversion agreements with two of the March 2005 accredited investors for an aggregate of $500,000 of convertible debt which was converted into 666,667 shares of common stock at $0.75 per share. In May 2006, the Company entered into a debt conversion agreement with one of the March 2005 accredited investors for $25,000 of its convertible debt which was converted into 33,333 shares of common stock at $0.75 per share. In September 2006, the Company entered into a debt conversion agreement with one of the March 2005 accredited investors for $112,500 of its convertible debt which was converted into 150,000 shares of common stock at $0.75 per share. In November 2006, the Company entered into a debt conversion agreement with one of the March 2005 accredited investors for $200,000 of its convertible debt which was converted into 266,666 shares of common stock at $0.75 per share. In December 2006, the Company entered into a debt conversion agreement with one of the March 2005 accredited investors for $20,000 of its convertible debt which was converted into 26,667 shares of common stock at $0.75 per share.

In 2006, $928,090 of the total debt discount had been amortized which includes $386,451 of the unamortized portion of the debt discount related to the converted debt at the time of the debt conversions. In 2006, $287,493 of the deferred loan costs have been amortized which includes $112,256 of the unamortized portion of the deferred loan costs related to the converted debt at the time of the debt conversions.

The Company chose to pay the quarterly interest due at March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006 in common stock instead of cash. As a result, accrued interest due March 31, 2006 of $33,274 was converted into 35,939 shares of common stock resulting in additional interest expense of $4,975. 7,656 of these shares were issued March 20, 2006 and the remaining shares of 28,283 were issued March 31, 2006. The accrued interest due June 30, 2006 of $21,305 was converted into 24,674 shares of common stock resulting in additional interest expense of $3,650. These shares were issued June 30, 2006. The accrued interest due September 30, 2006 of $21,010 was converted into 18,888 shares of common stock resulting in additional interest expense of $2,167. These shares were issued September 29, 2006. The accrued interest due December 31, 2006 of $15,086 was converted into 14,760 shares of common stock resulting in additional interest expense of $1,843. These shares were issued December 29, 2006.

In January 2007, the Company entered into a separate debt conversion agreement with two of its March 2005 accredited investors for $245,833 of convertible debt which was converted into 327,777 shares of common stock at $0.75 per share.  In February 2007, the Company entered into a separate debt conversion agreement with two of its March 2005 accredited investors for $121,667 of convertible debt which was converted into 162,223 shares of common stock at $0.75 per share.

In February 2007, the remaining total debt discount has been amortized, which is $2,797.  In February 2007, the remaining deferred loan costs have been amortized, which is $3,713.

At December 31, 2007 the Company had no remaining principal or accrued interest owed to holders of the March 2005 convertible debentures due on March 31, 2007.

The Company chose to pay a portion of the quarterly interest due at February 28, 2007 in common stock instead of cash.  The accrued interest not paid in cash that was due February 28, 2007 of $1,109 was converted into 1,141 shares of common stock resulting in additional interest expense of $149.  358 of these shares were issued on January 25, 2007 and the remaining shares of 783 were issued on February 28, 2007.

7.           Related Party Transactions

During 2002, a shareholder who is also an employee and member of the Company's board of directors loaned the Company $109,000. During 2003, the same shareholder loaned the Company an additional $40,000. During 2005, the same shareholder loaned the Company an additional $25,000.

In December 2005, the Company approved a request from the shareholder to exchange the total loan amount of $174,000 plus accrued interest of $24,529 for 264,705 shares of common stock at $0.75 per share which were committed to be issued at December 31, 2005. These shares were issued on January 3, 2006. In connection with this transaction which was based on the same terms as the private placement conducted at the same time, the Company also issued warrants to the shareholder to purchase up to 330,881 shares of common stock at an exercise price of $0.935 per share.  In December 2007, the employee exercised all of these warrants.

The Company paid a non-employee Member of the Board $82,500 for consulting services performed in 2009, and issued 70,000 shares of common stock at a fair market value of $70,000 in July 2009.

8.           Income Taxes

Reconciliations between the statutory federal income tax rate and the Company’s effective tax rate follow:

Years Ended December 31,	2009		2008
	Amount	%	Amount	%
Federal statutory rate	$(4,190,000)	(34.0)	$(3,491,000)	(34.0)
Adjustment to valuation allowance	4,190,000	34.0	3,491,000	34.0
Actual tax benefit	$--	--	$--	--

The components of the Company’s deferred income taxes are summarized:

December 31,	2009	2008
Deferred tax assets
Net operating loss carry-forwards	$13,744,000	$10,460,000
Stock-based compensation	2,387,000	2,091,000
Warrants for services	2,167,000	1,785,000
Deferred tax asset	18,298,000	14,336,000

Deferred tax liability – patent amortization	(2,360,000)	(2,588,000)
Valuation allowance	(15,938,000)	(11,748,000)

Net deferred taxes	$--	$--

A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. The Company is in the development stage and realization of the deferred tax assets is not considered more likely than not. As a result, the Company has recorded a valuation allowance for the net deferred tax asset.

Since inception of the Company on January 17, 2002, the Company has generated tax net operating losses of approximately $40.4 million, expiring in 2022 through 2029. The tax loss carry-forwards of the Company may be subject to limitation by Section 382 of the Internal Revenue Code with respect to the amount utilizable each year. This limitation reduces the Company’s ability to utilize net operating loss carry-forwards. The amount of the limitation has not been quantified by the Company. In addition, the Company acquired certain net operating losses in its acquisition of Valley Pharmaceuticals, Inc. (Note 2).  However, the amount of these net operating losses has not been determined and even if recorded, the amount would be fully reserved.  If the Company determines that there were net operating losses acquired, any realization of a deferred tax asset would be reflected as a tax benefit.

9.           Cash Balance Defined Benefit Plan and Trust

In January 2007, the Company established the Provectus Pharmaceuticals, Inc. Cash Balance Defined Benefit Plan and Trust (the “Plan”), effective January 1, 2007, for the exclusive benefit of its four employees and their beneficiaries.  Per the Plan, each employee has a hypothetical account which consists of a yearly pay credit based on a defined percentage of the employee’s current salary and an interest credit defined as 5% of the beginning or the year hypothetical account balance.  Each year, the Company makes a contribution to fully fund the Plan.  The Plan contributions vest immediately after three years of service.  All four employees are fully vested.

At December 31, 2009 and 2008, the projected benefit obligation was $1,057,077 and $669,229, respectively.  At December 31, 2009, the Plan investments and the receivable to the plan of $345,000, which the Company accrued at December 31, 2009 and paid in March 2010, approximates the projected benefit obligation.  At December 31, 2008 the Plan investments approximates the projected benefit obligation.

The components of net periodic pension cost recognized are as follows:

Year ended December 31,	2009	2008

Service cost	$352,800	$331,200
Interest cost	33,570	14,029
Expected return on assets	(33,812)	(26,618)

Net periodic pension cost	$352,558	$318,611

Employer contributions to the plan were $345,000 in 2009, which is accrued as of December 31, 2009, and 331,200 in 2008, respectively.  No benefits were paid in either year.

The weighted-average assumptions used to determine the benefit obligation at December 31, 2009 and 2008 and the pension expense for the years ended December 31, 2009 and 2008 are as follows:

Discount rate                                                      5.00%
Compensation increase                                     4.00%
Long-term rate of return on assets                  5.00%

The Plan’s long-term rate of return on assets assumption is based on the types of investment classes in which the Plan assets are invested and the expected compounded return the Plan can reasonably be expected to earn over appropriate time periods.  The expected return reflects forward-looking economic assumptions.  The assumptions are also based on the investment returns the Company can reasonably expect its active investment management program to achieve in excess of the returns expected if investments were made strictly in indexed funds.

The Company’s investment objective is to achieve investment earnings similar to the 5% interest credit defined by the Plan.  To achieve this, the Company’s policy is to only invest in U.S. treasury bills and cash and cash equivalents.  All of the Plan’s assets were invested in cash and cash equivalents at December 31, 2009 and 2008.

The Company expects to contribute $367,337 to the Plan in 2010 in addition to the $345,000 which was paid in 2010 for contributions relating to 2009.

The estimated future benefit payments are as follows:

Year ending December 31,

2010	$-
2011	-
2012	591,000
2013	720,000
2014	859,000
Years 2015 – 2019	1,343,000

10. Subsequent Events

The Company has evaluated subsequent events. The Company entered into a private placement transaction with Network 1 Financial Securities, Inc. as placement agent dated October 20, 2009, which allows for the sale of shares of common stock at a purchase price of $0.75 per share and fifty percent warrant coverage to purchase shares of common stock at an exercise price of $0.95 per share. This ended in January 2010.

On January 7, 2010, shareholders approved an amendment to our Restated Articles of Incorporation to increase the number of shares of common stock, par value $.001 per share, that we are authorized to issue from 100,000,000 to 150,000,000 shares.

       On March 9, 2010, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors for the issuance and sale in a private placement of an aggregate of 7,083,324 units (the “Units”), at purchase price of $0.75 per Unit, each Unit consisting of one share of 8% convertible preferred stock, par value $.001 per share (the “8% Convertible Preferred Stock”) and a warrant to purchase one-half share of common stock, par value $.001 per share (the “Common Stock”), with an exercise price of $1.00 per share of Common Stock (the “Warrants,” and together with the Units, the 8% Convertible Preferred Stock and the underlying Common Stock, (the “Securities”), for an aggregate amount of gross proceeds of $5,312,499.

On March 10, 2009, the Company entered into a Purchase Agreement with an institutional investor for the issuance and sale in a private placement of an additional 3,500,000 Units for an additional amount of gross proceeds of $2,625,000 on terms and under agreements identical to the March 9 private placement.

On March 11, 2010, the Company completed a closing of substantially all of the amounts in the March 9 and March 10 private placements (the “Private Placement”), pursuant to which the Company sold and issued an aggregate of 9,979,992 Units for an aggregate amount of gross proceeds of $7,484,999. The Company will use the net proceeds of the Private Placement for working capital, FDA trials, securing licensing partnerships, and general corporate purposes.

Maxim Group LLC served as the placement agent for the Private Placement. In connection therewith, the Company paid the placement agent a commission consisting of 10% of the offering proceeds and a non-accountable expense allowance consisting of 3% of the offering proceeds, for a total of $973,021.  Maxim Group LLC received 997,999 shares of Common Stock, which represents 10% of the total number of shares of 8% Convertible Preferred Stock issued in the Private Placement.

EXHIBIT INDEX

Exhibit No	Description

3.1(i)
Restated Articles of Incorporation of Provectus, incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

3.1 (ii)	By-laws, as amended, of Provectus Pharmaceuticals, Inc.
4.1
Specimen certificate for the common shares, $.001 par value per share, of Provectus Pharmaceuticals, Inc., incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, as filed with the SEC on April 15, 2003.

10.1
*Provectus Pharmaceuticals, Inc. amended and Restated 2002 Stock Plan, incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

10.2
*Confidentiality, Inventions and Non-competition Agreement between the Company and H. Craig Dees, incorporated herein by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, as filed with the SEC on April 15, 2004.

10.3
*Confidentiality, Inventions and Non-competition Agreement between the Company and Timothy C. Scott, incorporated herein by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, as filed with the SEC on April 15, 2004.

10.4
*Confidentiality, Inventions and Non-competition Agreement between the Company and Eric A. Wachter, incorporated herein by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, as filed with the SEC on April 15, 2004.

10.5
Material Transfer Agreement dated as of July 31, 2003 between Schering-Plough Animal Health Corporation and Provectus, incorporated hereby by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

10.6	*Executive Employment Agreement by and between the Company and H. Craig Dees, Ph.D, dated January 4, 2005.
10.7	*Executive Employment Agreement by and between the Company and Eric Wachter, Ph.D, dated January 4, 2005.
10.8	*Executive Employment Agreement by and between the Company and Timothy C. Scott, Ph.D, dated January 4, 2005.
10.9	*Executive Employment Agreement by and between the Company and Peter Culpepper dated January 4, 2005.
21.1	List of Subsidiaries
23.1+	Consent of Independent Registered Public Accounting Firm
31.1+	Certification of CEO pursuant to Rules 13a - 14(a) of the Securities Exchange Act of 1934
31.2+	Certification of CFO pursuant to Rules 13a-14(a) of the Securities Exchange Act of 1934.
32.1+	Certification Pursuant to 18 U.S.C. ss. 1350.

____________________________

*Management Compensation Plan
+Filed herewith.
X-1